The information in this preliminary prospectus supplement is not complete and may be changed.  The preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-182997

SUBJECT TO COMPLETION DATED MARCH 5, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 14, 2012)

              American Depositary Shares Representing               Ordinary Shares

We are offering             American Depositary Shares (“ADSs”) representing               of our ordinary shares (“Ordinary Shares”), par value NIS 0.01 per share, at a price of $            per ADS, pursuant to this prospectus supplement. Each ADS represents 10 Ordinary Shares.  See “Description of American Depositary Shares” and “Description of Share Capital” in the accompanying prospectus for more information.

Our ADSs are quoted on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “BLRX.”  On March 4, 2015, the last reported sale price of our ADSs on the Nasdaq was US$2.84 per ADS.  Our Ordinary Shares currently trade on the Tel Aviv Stock Exchange (the “TASE”) under the symbol “BLRX.”  On March 4, 2015, the last reported sale price of our Ordinary Shares on the TASE was NIS 1.02, or $0.26 per share (based on the exchange rate reported by the Bank of Israel on such date).

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page S-11 of this prospectus supplement and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public Offering Price	$	$
Underwriting Discount and Commissions(1)	$	$
Proceeds to BioLineRx Ltd. (before expenses)	$	$

(1) See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional                  ADS representing           Ordinary Shares, solely to cover over-allotments.  If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $          and the total proceeds to us, before expenses, will be $          .

Delivery of the ADSs is expected to be made on or about March     , 2015.

JMP Securities

Prospectus Supplement dated March  , 2015

______________________________

Unless the context otherwise requires, all references to “BioLineRx,” “we,” “us,” “our,” the “Company” and similar designations refer to BioLineRx Ltd. and its wholly-owned subsidiaries:  BioLine Innovations Jerusalem Ltd., or BIJ Ltd., and BioLineRx USA, Inc., or BioLineRx USA.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus issued or authorized by us.  We have not authorized anyone to provide you with information different from that contained in this prospectus supplement.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not offering to sell or solicit any security other than the ADSs representing Ordinary Shares offered by this prospectus supplement.  In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction.  The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein may be accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein or of any sale of our securities.  Our business, financial condition, results of operations and prospects may have changed since that date.

We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information and from reports we commissioned.  We have not sought the consent of the sources that refer to the publicly available reports in this prospectus.  In addition, while we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

______________________________

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus dated August 14, 2012 that is also a part of this document.  This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under the shelf registration process, from time to time, we may sell any of the securities described in the accompanying prospectus in one or more offerings.  In this prospectus supplement, we provide you with specific information about this offering.  This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our ADSs, and other information you should know before investing in our ADSs.  This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus.  To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, the statements made in the accompanying prospectus, or such an earlier filing, as applicable, are deemed modified or superseded by the statements made in this prospectus supplement.  You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described in this prospectus supplement under the headings “Documents Incorporated by Reference” and “Where You Can Find More Information” on page S-54 before investing in our ADSs.

All references in this prospectus supplement to “$,” “U.S. Dollars” and “dollars” are to United States dollars and all references to “NIS” are to New Israeli Shekels.

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies.  All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

S - ii

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we have been authorized to use and the documents incorporated by reference herein and in the accompanying prospectus that we consider important.  This summary does not contain all of the information you should consider before investing in our ADSs or our Ordinary Shares.  You should read this summary together with the entire prospectus, including the risks related to our most advanced therapeutic candidates, BL-1040, BL-8040, BL-7010, BL- 5010, BL-7040, and BL-8020, our business, our industry, investing in our Ordinary Shares and our location in Israel, that we describe under “Risk Factors” in this prospectus supplement and our consolidated financial statements and the related notes, which are incorporated by reference herein, before making an investment in our ADSs or our Ordinary Shares.

Our Business

We are a clinical stage biopharmaceutical development company dedicated to identifying, in-licensing and developing therapeutic candidates that have advantages over currently available therapies or that address unmet medical needs. Our current development pipeline consists of six clinical-stage therapeutic candidates: BL-1040, a novel polymer solution for use in the prevention of ventricular remodeling following an acute myocardial infarction, or AMI; BL-8040, a novel peptide for the treatment of acute myeloid leukemia (AML), stem cell mobilization and other hematological indications; BL-7010, a novel polymer for the treatment of celiac disease; BL-5010, a customized, proprietary, pen-like applicator containing a novel, acidic, aqueous solution, which is being developed in Europe as a medical device for the non-surgical removal of benign skin lesions; BL-7040, an oligonucleotide for the treatment of inflammatory bowel disease, or IBD; and BL-8020, an orally available treatment for the hepatitis C virus, or HCV, and other viral indications, with a unique mechanism of action involving the inhibition of virus-induced autophagy in host cells. In addition, we have four therapeutic candidates in the preclinical stages of development. We generate our pipeline by systematically identifying, rigorously validating and in-licensing therapeutic candidates that we believe exhibit a relatively high probability of therapeutic and commercial success. None of our therapeutic candidates have been approved for marketing and, to date, there have been no commercial sales of any of our therapeutic candidates. Our strategy includes commercializing our therapeutic candidates through out-licensing arrangements with biotechnology and pharmaceutical companies. We also evaluate, on a case-by-case basis, co-development and similar arrangements and the commercialization of our therapeutic candidates independently.

In December 2014, we entered into a strategic collaboration with Novartis Pharma AG, or Novartis, for the co-development of selected Israeli-sourced novel drug candidates. Under the agreement, we intend, in collaboration with Novartis, to co-develop a number of pre-clinical and early clinical therapeutic projects through clinical proof-of-concept for potential future licensing by Novartis.

Our Product Pipeline

The table below summarizes our current pipeline of therapeutic candidates, including the target indications and status of each candidate and our development partners.

Pre-Clinical
Phase I
Phase II
Phase III
Partners
PROJECT
INDICATION
LEAD DEVELOPMENT PROGRAMS
BL-8040
AML
Stem cell mobilization
BL-7010
Celiac disease
ADDITIONAL DEVELOPMENT PROGRAMS
BL-7040
Inflammatory bowel disease
BL-9010
Severe asthma/allergies
BL-1110
Neuropathic pain/scleroderma
PROGRAMS PARTNERED OR IN CO-DEVELOPMENT
BL-1040
Ventricular remodeling post-AMI
Global out-license to Bellerophon BCM (f/k/a Ikaria)
BL-5010
Skin lesions
Regional out-license to Omega Pharma
BL-8020
HCV and other viral indications
Global collaboration with Genoscience/Panmed
BL-8030
HCV
Collaboration with CTTQ for China
BL-9020
Type 1 diabetes
Collaboration with JHL for China and Southeast Asia
Bellerophon
THERAPEUTICS
OMEGA
PHARMA
Genoscience/Panmed
CTTQ

BL-1040

Our first therapeutic candidate, BL-1040 (now called “Bioabsorbable Cardiac Matrix,” or BCM), is a medical device, injected in patients following an AMI, intended for prevention of ventricular remodeling and subsequent congestive heart failure. Ventricular remodeling is the structural alteration of the damaged heart muscle that occurs following an acute heart attack. Once this damage occurs, the weakened heart muscle forces the rest of the heart to compensate. Under this extra workload, the heart muscle dilates, the walls of the heart thin, and the heart further remodels, thereby causing another cycle of dilation and overcompensation. The extra workload to the heart causes further structural damage and can lead to congestive heart failure. BL-1040 is a liquid polymer which is delivered in a bolus injection via the coronary artery during catheterization and flows into the damaged heart muscle, creating a scaffold within injured cardiac muscle designed to enhance cardiac mechanical strength during the healing period and prevent pathological ventricular dilation. BL-1040 remains in the infarct zone for a few months and is excreted through the kidneys. The data from our preclinical trials in various animal models indicate that, by supporting the damaged heart tissue, BL-1040 preserves the normal functioning of the heart, and the data from our clinical trials indicate that BL-1040 should be safe. After consultation by our out-licensing partner, Bellerophon BCM LLC, or Bellerophon, with the FDA, BL-1040 is being developed as a class III medical device under the FDA’s pre-marketing approval, or PMA, regulatory pathway. In December 2011, Bellerophon commenced PRESERVATION 1, a CE Mark registration clinical trial of BL-1040. PRESERVATION 1 aims to evaluate the safety and effectiveness of BL-1040 for prevention of ventricular remodeling when administered following AMI. The trial is a placebo-controlled, randomized, double-blind, multi-country and multi-center trial. BL-1040 is being administered to subjects who had successful percutaneous coronary intervention with stent placement after ST-segment elevation myocardial infarction (STEMI).  Enrollment for this trial was completed in December 2014, with 303 AMI patients having been recruited and treated. There are almost 90 sites activated worldwide for this trial, 16 of which are in the United States. Bellerophon expects to report top line results from the study, which includes a six-month follow-up period, in mid-2015.

In 2009, we entered into an out-licensing arrangement with Bellerophon (formerly known as “Ikaria Development Subsidiary One LLC”) with regard to BL-1040, which we amended in January 2015. Under this arrangement, Bellerophon is obligated to use commercially reasonable efforts to complete clinical development of, and to commercialize, BL-1040 or a product related thereto. To date, we have received $17.0 million from Bellerophon, and we are entitled to receive up to an additional $265.5 million from Bellerophon upon achievement of certain development, regulatory, and commercial milestones. In addition, we are entitled to receive from Bellerophon royalties from net sales of any product developed under the arrangement. Pursuant to the January 2015 amendment, a certain milestone and related payments have been adjusted, but the total potential milestone payments to be paid to us under the license agreement remain the same.  We believe that Bellerophon has financial resources sufficient to meet its contractual obligations under its agreement with us.

We are obligated to pay 28% of all net consideration received under this arrangement to B.G. Negev Technologies and Applications Ltd., or B.G. Negev Technologies, the party from which we in-licensed BL-1040 in 2004. We have agreed to pay Ramot at Tel Aviv University Ltd., or Ramot, a portion of the payments we make to B.G. Negev Technologies in connection with the in-license arrangement to satisfy contractual obligations between B.G. Negev Technologies and Ramot with respect to certain intellectual property rights to the licensed technology. We have also agreed to indemnify Ramot and certain of its related parties in connection with our use of the technology we in-licensed from B.G. Negev Technologies.

BL-8040

Our second clinical-stage therapeutic candidate, BL-8040, is a novel, short peptide that functions as a high-affinity antagonist for CXCR4, which we intend to develop for AML, stem cell mobilization and other hematological indications. CXCR4 is a chemokine receptor that is directly involved in tumor progression, angiogenesis (growth of new blood vessels in the tumor), metastasis (spread of tumor to other organs) and cell survival. CXCR4 is over-expressed in more than 70% of human cancers and its over-expression often correlates with poor prognosis. BL-8040 mobilizes cancer cells from the bone marrow and may therefore sensitize these cells to chemo- and bio-based anti-cancer therapy. In addition, BL-8040 has demonstrated a direct anti-cancer effect by inducing apoptosis (cell death). Multiple pre-clinical studies have shown the safety and efficacy of BL-8040. These studies have shown that BL-8040 is efficient, both alone and in combination with chemotherapy, in reducing bone marrow malignant cells and stimulating their cell death. BL-8040 also mobilizes stem cells from the bone marrow to the peripheral blood, enabling their collection for subsequent autologous or allogeneic transplantation in cancer patients. In September 2013, the FDA granted an Orphan Drug Designation to BL-8040 as a therapeutic for the treatment of AML; and in January 2014, the FDA granted an Orphan Drug Designation to BL-8040 as a treatment for stem cell mobilization.

In June 2013, we commenced a Phase 2 trial for BL-8040 for the treatment of AML. The study is currently being conducted at four sites in the United States, including MD Anderson Cancer Center in Houston, Memorial Sloan-Kettering Cancer Center in New York, Northwestern University Hospital in Chicago, and Mayo Clinic in Jacksonville, as well as at five well-known sites in Israel. The study is a multicenter, open-label study under an Investigational New Drug, or IND, approval from the FDA, designed to evaluate the safety and efficacy profile of repeated escalating doses of BL-8040 in adult subjects with relapsed/refractory AML. As of the date of this prospectus supplement, 19 patients have been enrolled in the study, out of a total expected enrollment of up to 70 patients. Early results of this trial showed that BL-8040, as a stand-alone therapy and in combination with high-dose Cytarabine (Ara-C), is safe at all doses tested to date, and triggers substantial mobilization of cancer cells from the bone marrow to the peripheral blood, thereby increasing the vulnerability of the cells to chemotherapy treatment. In addition, signs of robust apoptosis of cancer cells were observed following administration of higher doses tested.

At the annual ASH conference in December 2014, we presented data from the trial showing that even at the highest dose reached at that time (1.25 mg/kg), there were no dose-limiting toxicity events or serious adverse events, nor early discontinuations attributable to BL-8040. Furthermore, we presented data showing that BL-8040 triggered substantial mobilization of AML cancer cells from the bone marrow to the peripheral blood, with a median 6-fold increase of AML cells in the blood. This mobilization is crucial for exposing a higher ratio of AML cells to accompanying chemotherapy such as Ara-C. Additional results from the trial show that after only two days of BL-8040 monotherapy, there was a median decrease of approximately 70% in the amount of AML cells in the bone marrow, while the levels of normal progenitor cells remained stable. Furthermore, BL-8040 as a monotherapy showed a 3.5-fold increase in cell death (apoptosis) of AML cells, both in the bone marrow and in peripheral blood samples.

The dose-escalation stage of the study is expected to be completed in early 2015, while the full study results from both the dose-escalation and dose-expansion stages of the study are expected in the second half of 2015.

Targeting a second AML treatment line, BL-8040 is scheduled to commence a Phase 2b trial, as a consolidation treatment for AML patients who have responded to standard induction treatment, in the first half of 2015. The trial will be conducted in collaboration with the German Study Alliance Leukemia Group. The trial aims to improve the response of AML patients to the second stage of AML treatment, termed consolidation therapy, by eliminating the minimal residual disease left in the bone marrow after the first stage of the standard treatment regimen, called induction therapy. We recently announced the filing of the regulatory submissions required to commence the trial.

In addition, BL-8040 is scheduled to commence a Phase 1/2 trial for the treatment of a third population of AML patients, those with the FLT3-ITD mutation, in the first half of 2015. The Phase 1/2 trial, which will be conducted in collaboration with the MD Anderson Cancer Center, is aimed at improving the response of FLT3-ITD mutated AML patients to treatment with sorafenib (a FLT3 inhibitor). This trial follows the presentation at several conferences during 2014 of positive preclinical results of BL-8040 as a treatment for AML patients with FLT3 mutations.

In September 2014, we announced the dosing of the first patient in a Phase 1 trial for another indication of BL-8040 - as a novel treatment for the mobilization of stem cells from the bone marrow to the peripheral blood circulation, where they can be harvested for transplant supporting the treatment of hematological indications. The study is being conducted at the Hadassah Medical Center in Jerusalem. Part 1 of the study is a randomized, double-blind, placebo-controlled dose escalation study exploring the safety and tolerability of escalating repeated doses of BL-8040 in healthy volunteers. In January 2015, we announced that all healthy volunteers had completed the treatment phase of the study. Following initial analysis of the data, the optimal safe and efficacious dose of BL-8040 was selected to be used as a stand-alone therapy in the second part of the study. Part 2 is an open-label study designed to assess BL-8040’s stem cell mobilization capacity, as well as the yield of cells collected by apheresis. The top line results of both parts of this study are expected by the end of the first quarter of 2015.

We are also planning to conduct a Phase 1/2 trial, again in collaboration with the MD Anderson Cancer Center, for a fifth indication of BL-8040 - as a treatment for hypoplastic myelodysplastic syndrome, or hMDS, and aplastic anemia, or AA. The study will be open label and designed to evaluate the safety, tolerability and efficacy of the combination of BL-8040 with immunosuppressive therapies (hATG, cyclosporine and prednisone). We plan to commence the trial in first half of 2015.

BL-7010

Our third clinical-stage therapeutic candidate, BL-7010, is a novel, non-absorbable, orally available, high-molecular-weight co-polymer intended for the treatment of celiac disease. It has a high affinity for gliadins, the immunogenic proteins present in gluten that cause an immune response in patients with celiac disease. BL-7010 effectively masks gliadins from enzymatic degradation and prevents the formation and absorption of immunogenic peptides that trigger the immune system. BL-7010 is excreted with gliadin from the digestive tract, preventing the absorption of gliadin peptides. This significantly reduces the immune response triggered by gluten. The safety and efficacy of BL-7010 were demonstrated in pre-clinical and clinical studies.

In December 2013, we commenced a Phase 1/2 trial for BL-7010 at Tampere Hospital in Finland. The trial was a two-part (single and repeated administration), double-blind, placebo-controlled, dose escalation study of BL-7010 in up to 40 well-controlled celiac patients. The primary objective of the study was to assess the safety of single and repeated ascending doses of BL-7010. Secondary objectives included an assessment of the systemic exposure, if any, of BL-7010 in the study patients. In November 2014, we reported the final results of the study. Those results confirmed that BL-7010 is safe and well tolerated in both single and repeated-dose administrations. Based on these results, we selected the dosing regimen of one gram, three times per day, of BL-7010 as the optimal repeated dose for the upcoming efficacy study, which is expected to commence in the second half of 2015. In addition, pharmacokinetic analyses revealed no systemic exposure of BL-7010 in plasma and urine samples from all patients at all doses and time points tested, both in the single- and repeated-dose regimens. Based on previous communications with a Notified Body in the European Union, we believe the lack of systemic exposure will likely support a medical-device classification in Europe for BL-7010, which would significantly accelerate its development in Europe.

BL-5010

Our fourth clinical-stage therapeutic candidate, BL-5010, is a novel medical device containing a novel, acidic aqueous solution for the non-surgical removal of benign skin lesions. It offers an alternative to painful, invasive and expensive removal treatments including cryotherapy, laser treatment and surgery. Since the treatment is non-invasive, it poses minimal infection risk and eliminates the need for anesthesia, antiseptic precautions and bandaging. The pre-filled device controls and standardizes the volume of solution applied to a lesion, ensuring accurate administration directly on the lesion and preventing both accidental exposure of the healthy surrounding tissue and unintentional dripping. It has an ergonomic design, making it easy to handle, and it will be childproofed. The product has completed a phase 1/2 pilot clinical study for the removal of seborrheic keratosis, or SK, which showed excellent efficacy and cosmetic results, and has received confirmation in Europe for the regulatory pathway classification as a Class 2a medical device.

Our original development plan for BL-5010 consisted of clinical testing for the treatment of SK. However, during discussions in recent years with potential partners for the development and commercialization of BL-5010, we learned that they had more interest in the possibilities of BL-5010 for over-the-counter, or OTC, indications. In December 2014, we entered into an exclusive out-licensing arrangement with a subsidiary of Omega Pharma NV, or Omega Pharma, for the rights to BL-5010 for OTC indications in the territories of Europe, Australia and additional selected countries. We will retain the non-OTC rights to BL-5010 in Omega Pharma’s territories as well as all rights to BL-5010 in the United States and the rest of the world. Under our out-licensing arrangement with Omega Pharma, Omega Pharma is obligated to use commercially reasonable best efforts to obtain regulatory approval in the licensed territory for at least two OTC indications and to commercialize BL-5010 for those two OTC indications. In addition, Omega Pharma will sponsor and manufacture BL-5010 in the relevant regions. Omega Pharma will pay us an agreed amount for each unit sold, and we will be entitled to certain commercial milestone payments. In addition, we will have full access to all clinical and research and development data generated during the performance of the development plan and may use these data in order to develop or license the product in other territories and fields of use where we retain the rights. We expect that the first OTC products will enter the market in 2016. As a result of this out-licensing arrangement, as well as the previous discussions with other potential partners for this product, the development activities for BL-5010 are currently focused on OTC indications. However, we may decide to continue development of BL-5010 for non-OTC indications, including but not limited to, SK.

We are required to pay a portion, within the standard range of sublicense receipt consideration paid to our licensors, of the revenues we receive from our arrangement with Omega Pharma, to Innovative Pharmaceutical Concepts, Inc. or IPC, the party from which we in-licensed BL-5010 in 2007.

BL-7040

Our fifth clinical-stage therapeutic candidate, BL-7040, is an oligonucleotide being developed for the treatment of inflammatory bowel disease (IBD). The compound had already been the subject of phase 1 safety and pharmacokinetics studies and a phase 2a study examining the efficacy of the compound for the treatment of myasthenia gravis, an autoimmune, neurodegenerative disease. BL-7040 showed a high level of safety and efficacy in those trials. The compound was also found to target the innate inflammatory pathway and, therefore, we decided to develop the compound for the treatment of IBD and other inflammatory diseases.

In April 2013, we announced positive results from a phase 2a proof-of-concept study to evaluate the effectiveness of BL-7040 for the treatment of IBD at five sites in Israel. The study showed that BL-7040 is safe and effective in treating ulcerative colitis, a form of IBD. Sixteen of the 22 patients who were enrolled in the clinical trial completed the full five-week course of treatment and two-week follow-up. The primary clinical endpoint in the study – a 3-point and 30% reduction in the Mayo score between baseline and completion of treatment – was achieved. Fifty percent of patients (8 patients) met the primary endpoint, while the remaining 8 patients demonstrated a stable clinical condition or minor improvement.

In November 2013, we announced additional results from this study showing significant improvement of disease measurements in biopsies taken from IBD patients treated with BL-7040. The histological and biochemical analyses of inflammation indicators reinforced the initial positive results of the study described above. During the third quarter of 2014, we conducted a pharmacokinetic study which indicated that BL-7040 reaches the target organ (the colon) and appears to have a local, as opposed to systemic, effect. We are currently discussing this therapeutic candidate with a number of potential co-development partners, as well as planning the next stages of development.

BL-8020

Our sixth clinical-stage therapeutic candidate, BL-8020, is an orally available treatment for the hepatitis C virus, or HCV, and other viral indications, with a unique mechanism of action involving the inhibition of virus-induced autophagy in host cells. In April 2013, we commenced a phase 1/2 clinical trial to evaluate the safety, tolerability and effectiveness of BL-8020 at two sites in France. In January 2014, we entered into a collaboration agreement with the licensors of the compound whereby, in consideration for the payment of future royalties to us, we terminated the license agreement, the licensors agreed to take over development of the compound and we agreed to supply, at the licensors’ request and for full payment, the drug product needed for a clinical trial to be administered by the licensors. In August 2014, the licensors decided to terminate the ongoing phase 1/2 trial in HCV due to a very slow recruitment rate, and are now determining the next steps in the clinical development plan of the compound, including an assessment regarding potential additional viral indications for development.

Our Product Development Approach

As part of our business strategy, we continue to actively source, rigorously evaluate and in-license selected therapeutic candidates. We establish and maintain close relationships with research institutes, academic institutions and biotechnology companies in Israel, including, in some instances, a formal right of first offer for therapeutic compounds in their portfolios. In the last several years, we have extended our sourcing activities to other countries. Before in-licensing, each therapeutic candidate must pass through our thorough screening process. Our Scientific Advisory Board and disease-specific third-party advisors are active in evaluating each therapeutic candidate. Our approach is consistent with our objective of proceeding only with therapeutic candidates that we believe exhibit a relatively high probability of therapeutic and commercial success. To date, we have screened over 2,000 compounds, presented more than 70 candidates to our Scientific Advisory Board for consideration, initiated development of 45 therapeutic candidates and terminated 35 feasibility programs.

Our Strategy

Our objective is to be a leader in developing innovative pharmaceutical and biopharmaceutical products. We continuously identify and in-license therapeutic candidates in order to maximize our potential for commercial success. We repeatedly assess compounds by evaluating their efficacy, safety, total estimated development costs, technological novelty, patent status, market potential and approvability. Our approach to evaluating, in-licensing and developing therapeutic candidates allows us to:

●	continually build our pipeline of therapeutic candidates;

●	advance those therapeutic candidates with the greatest potential;

●	quickly identify, and terminate the development of, unattractive therapeutic candidates; and

●	avoid dependency on a small number of therapeutic candidates.

Using this approach, we have successfully advanced six therapeutic candidates into clinical development. Specific elements of our current strategy include the following:

●
Support the successful development and commercialization of therapeutic candidates that have already been partnered. We currently have five programs at various stages of development in our pipeline, which have already been partnered.

●
Commercialize additional therapeutic candidates through out-licensing arrangements or, where appropriate, by ourselves. We intend to commercialize many of our other products through out-licensing arrangements with third parties who may perform any or all of the following tasks: completing development, securing regulatory approvals, manufacturing and/or marketing. If appropriate, we may also enter into co-development and similar arrangements with respect to any therapeutic candidate with third parties or commercialize a therapeutic candidate ourselves.

●
Design development programs that reach critical decisions quickly. At each step of our screening process for therapeutic candidates, a candidate is subjected to rigorous feasibility testing and potential advancement or termination. We believe our feasibility approach reduces costs and increases the probability of commercial success by eliminating less promising candidates quickly before advancing them into more costly preclinical and clinical programs.

●
Use our expertise and proprietary screening methodology to evaluate in-licensing opportunities. In order to review and select among various candidates efficiently and effectively, we employ a rigorous screening system we developed. Our Scientific Advisory Board and disease-specific third-party advisors evaluate each candidate. We intend to in-license a sufficient number of therapeutic candidates to allow us to move a new therapeutic candidate into clinical development every 12 to 24 months.

●
Leverage and expand our relationships with research institutes, academic institutions and biotechnology companies, including the specific strategic relationships that we have developed with Israeli research and academic institutions, to identify and in-license promising therapeutic candidates. To date, we have successfully in-licensed compounds from major Israeli universities, as well as from Israeli hospitals, technology incubators and biotechnology companies. We continue to maintain close contacts with university technology transfer offices, research and development authorities, university faculty, and many biotechnology companies to actively seek out early stage compounds. In addition, we actively source and evaluate non-Israeli compounds.

●
Seek to co-develop certain pre-clinical and early clinical therapeutic projects through clinical proof-of-concept by means of our multi-year strategic collaboration agreement with Novartis. Novartis will evaluate Israeli-sourced projects identified and presented by us for co-development and potential future licensing under the collaboration.  Pursuant to an agreement entered into in December 2014, Novartis will evaluate jointly with us both clinical and pre-clinical stage projects presented by us via a Joint Steering Committee, which will determine which projects to advance further in development and on what terms. Projects at or reaching the clinical stage will be eligible for selection by Novartis. Upon selection of a project, Novartis will pay us an option fee of $5 million, as well as fund 50% of the anticipated remaining development costs associated with establishing clinical proof-of-concept, in the form of an additional equity investment in BioLineRx. The companies intend to develop up to three programs pursuant to this collaboration. Under the terms of the agreement, Novartis acquired 5,000,000 ADSs of BioLineRx in a private transaction at a price of $2.00 per ADS for a total equity investment of $10 million and agreed to certain standstill provisions.

Our Corporate Information

Our principal executive offices are located at 19 Hartum Street, Jerusalem 9777518, Israel, and our telephone number is +972-2-548-9100.  Our website is www.biolinerx.com.  Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus supplement.

Effective January 1, 2015, the Company’s reporting and functional currency will be the U.S. Dollar.

THE OFFERING

Issuer	BioLineRx Ltd.

Securities offered by us	ADSs representing Ordinary Shares

Ordinary Shares outstanding after this offering(1)	Ordinary Shares

The ADSs
Each ADS represents 10 Ordinary Shares.  The ADSs initially will be evidenced by American Depositary Receipts, or ADRs, executed and delivered by The Bank of New York Mellon, as Depositary.

The Depositary will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the Deposit Agreement dated July 21, 2011 among BioLineRx Ltd., The Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (the “Deposit Agreement”), which has been filed as an exhibit to the registration statement that includes this preliminary prospectus supplement.

Subject to compliance with the relevant requirements set out herein, you may turn in your ADSs to the Depositary in exchange for Ordinary Shares underlying your ADSs.
The Depositary will charge you fees for exchanges.

You should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus and the Deposit Agreement to better understand the terms of the ADSs.

Offering Price	The public offering price is $ per ADS.

Over-allotment option	We have granted the underwriters an option for a period of 30 days to purchase up to an additional ADSs representing Ordinary Shares, solely to cover over-allotments.

Use of proceeds
We expect the net proceeds from this offering to us will be approximately $          (or $           if the underwriters exercise their option to purchase additional ADSs in full), after deducting the underwriting discount and estimated offering expenses payable by us.  We currently expect to use the net proceeds of this offering to fund a number of clinical trials, including for the BL-8040 platform for AML and for BL-7010 in celiac disease, and for working capital and general corporate purposes.  See “Use of Proceeds” on page S-34 of this prospectus supplement.

Listings	Our ADSs are listed on the Nasdaq under the symbol “BLRX.” Our Ordinary Shares currently trade on the TASE under the symbol “BLRX.”

Risk factors

Before investing in our ADSs, you should carefully read and consider the “Risk Factors” beginning on page S-11 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

Depositary	The Bank of New York Mellon

Lock-up
We, our directors and executive officers have agreed with the underwriters not to sell, transfer or dispose of any of our Ordinary Shares or ADSs for a period of 90 days after the date of this prospectus supplement. See “Underwriting.”

(1) The number of Ordinary Shares outstanding after this offering is based on 391,150,507 Ordinary Shares outstanding as of March 4, 2015 and excludes as of such date (i) 42,071,505 Ordinary Shares issuable upon the exercise of outstanding warrants as of March 4, 2015, at an average exercise price of $0.37 per share (4,207,151 ADSs at an average exercise price of $3.71 per ADS), (ii) 32,314,716 Ordinary Shares issuable upon the exercise of outstanding options as of March 4, 2015, at an average exercise price of $0.23 per share (3,231,472 ADSs at an average exercise price of $2.33 per ADS)  and (iii) and 50,000,000 Ordinary Shares represented by 5,000,000 ADSs purchased by Novartis in a private placement at a purchase price of $2.00 per ADS, for a total equity investment of $10 million.  Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contains statements and information that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward- looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements.  Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  You should not put undue reliance on any forward-looking statements.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to these differences include those listed below as well as those discussed in “Risk Factors.”  Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the initiation, timing, progress and results of our preclinical studies, clinical trials and other therapeutic candidate development efforts;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•	our receipt of regulatory approvals for our therapeutic candidates, and the timing of other regulatory filings and approvals;

•	the clinical development, commercialization and market acceptance of our therapeutic candidates;

•	our ability to establish and maintain corporate collaborations;

•	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

•	the implementation of our business model and strategic plans for our business and therapeutic candidates;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	competition from other companies and products in our industry; and

•	the impact of the political and security situation in Israel on our business.

RISK FACTORS

Investing in our Ordinary Shares or ADSs involves a high degree of risk.  You should carefully consider the specific risks described below together with the other information in this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference, before making an investment decision.  See the section of this prospectus supplement entitled “Where You Can Find More Information.”  Any of the risks we describe below could cause our business, financial condition or operating results to suffer.  The market price of our Ordinary Shares and ADSs could decline if one or more of these risks and uncertainties develop into actual events.  You could lose all or part of your investment.

Risks Related to this Offering

Management has broad discretion as to the use of proceeds of this offering, and we may not use these proceeds in a manner desired by our shareholders

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering.  Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. Our needs may change as our business evolves.  As a result, the proceeds to be received in this offering may be used in a manner significantly different from our current expectations.  It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return.

You will experience immediate dilution in book value of any ADSs you purchase.

Because the price per ADS being offered is substantially higher than our net tangible book value per ADS, you will suffer substantial dilution in the net tangible book value of any ADSs you purchase in this offering. After giving effect to the sale by us of                      ADSs in this offering, based on a public offering price of $     per ADS and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value of our ADSs would be $      , or approximately $       per ADS, as of September 30, 2014.  If you purchase ADSs in this offering, you will suffer immediate and substantial dilution of as adjusted net tangible book value of approximately $      per ADS.  If the underwriters exercise their over-allotment option, you will experience additional dilution. See “Dilution” on page S-36 for a more detailed discussion of the dilution you will incur in connection with this offering.

Risks Related to Our Financial Condition and Capital Requirements

We are a clinical stage biopharmaceutical development company with a history of operating losses, expect to incur additional losses in the future and may never be profitable.

We are a clinical stage biopharmaceutical development company that was incorporated in 2003. Since our incorporation, we have been focused on research and development. Our most advanced therapeutic candidates are in clinical development. We, or our licensees, as applicable, will be required to conduct significant additional clinical trials before we or they can seek the regulatory approvals necessary to begin commercial sales of our therapeutic candidates. We have incurred losses since inception, principally as a result of research and development and general administrative expenses in support of our operations. We recorded net losses of approximately NIS 24.0 million ($6.5 million) in the nine months ended September 30, 2014, NIS 61.4 million ($17.7 million) in 2013 and NIS 76.3 million ($20.4 million) in 2012. As of September 30, 2014, we had an accumulated deficit of approximately NIS 529.8 million ($143.4 million). We anticipate that we will incur significant additional losses as we continue to focus our resources on prioritizing, selecting and advancing our most promising therapeutic candidates. We may never be profitable and we may never achieve significant sustained revenues.

We cannot ensure investors that our existing cash and investment balances will be sufficient to meet our future capital requirements.

As of September 30, 2014, we held cash and short-term investments of approximately $29.6 million. In December 2014, we received an additional $10.0 million in connection with the strategic collaboration agreement signed with Novartis. We believe that our existing cash and investment balances and other sources of liquidity, not including potential milestone and royalty payments under our out-licensing agreements with Bellerophon and Omega Pharma, will be sufficient to meet our requirements through the end of 2016. We have funded our operations primarily through public and private offerings of our securities and, until 2013, grants from the Office of the Chief Scientist of Israel’s Ministry of the Economy, or the OCS. In addition, we have funded our operations through out-licensing arrangements with respect to our therapeutic candidates. The adequacy of our available funds to meet our operating and capital requirements will depend on many factors including: the number, breadth, progress and results of our research, product development and clinical programs; the costs and timing of obtaining regulatory approvals for any of our therapeutic candidates; the terms and conditions of in-licensing and out-licensing therapeutic candidates; and costs incurred in enforcing and defending our patent claims and other intellectual property rights.

While we will continue to explore alternative financing sources, including the possibility of future securities offerings, government funding, and public and private grants, we cannot be certain that in the future these liquidity sources will be available when needed on commercially reasonable terms or at all, or that our actual cash requirements will not be greater than anticipated. We will also continue to seek to finance our operations through other sources, including out-licensing arrangements or other partnerships or joint ventures. If we are unable to obtain future financing through the methods we describe above or through other means, we may be unable to achieve our business objectives and may be unable to continue operations, which would have a material adverse effect on our business and financial condition.

Risks Related to Our Business and Regulatory Matters

If we or our licensees are unable to obtain U.S. and/or foreign regulatory approval for our therapeutic candidates, we will be unable to commercialize our therapeutic candidates.

To date, we have not marketed, distributed or sold an approved product. Currently, we have six clinical-stage therapeutic candidates in development: BL-1040 for the reduction or prevention of ventricular remodeling following an acute myocardial infarction, or AMI; BL-8040 for the treatment of acute myeloid leukemia, or AML, and other hematological indications; BL-7010 for the treatment of celiac disease; BL-5010 for the treatment of benign skin lesions; BL-7040 for the treatment of inflammatory bowel disease, or IBD; and BL-8020 for the treatment of the hepatitis C virus, or HCV, as well as other viral indications. Our therapeutic candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing and commercialization of drugs and devices. We may not obtain marketing approval for any of our therapeutic candidates in a timely manner or at all. In connection with the trials for our clinical products and other therapeutic candidates that we are currently developing or may seek to develop in the future, either on our own or through out-licensing arrangements, we face the risk that:

•	a therapeutic candidate or medical device may not prove safe or efficacious;

•	the results with respect to any therapeutic candidate may not confirm the positive results from earlier preclinical studies or clinical trials;

•	the results may not meet the level of statistical significance required by the U.S. Food and Drug Administration, or FDA, or other regulatory authorities; and

•
the results will justify only limited and/or restrictive uses, including the inclusion of warnings and contraindications, which could significantly limit the marketability and profitability of the therapeutic candidate.

Any delay in obtaining, or the failure to obtain, required regulatory approvals will materially and adversely affect our ability to generate future revenues from a particular therapeutic candidate. Any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product or may impose restrictive conditions of use, including cautionary information, thereby limiting the size of the market for the product. We and our licensees, as applicable, also are, and will be, subject to numerous foreign regulatory requirements that govern the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process includes all of the risks associated with the FDA approval process that we describe above, as well as risks attributable to the satisfaction of foreign requirements. Approval by the FDA does not ensure approval by regulatory authorities outside the United States. Foreign jurisdictions may have different approval processes than those required by the FDA and may impose additional testing requirements for our therapeutic candidates.

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including FDA approval. Clinical trials are expensive and complex, can take many years and have uncertain outcomes. We cannot predict whether we or our licensees will encounter problems with any of the completed, ongoing or planned clinical trials that will cause us, our licensees or regulatory authorities to delay or suspend clinical trials, or delay the analysis of data from completed or ongoing clinical trials. We estimate that clinical trials of our most advanced therapeutic candidates will continue for several years, but they may take significantly longer to complete. Failure can occur at any stage of the testing and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of our current or future therapeutic candidates, including but not limited to:

•	delays in securing clinical investigators or trial sites for the clinical trials;

•	delays in obtaining institutional review board and other regulatory approvals to commence a clinical trial;

•	slower than anticipated patient recruitment and enrollment;

•	negative or inconclusive results from clinical trials;

•	unforeseen safety issues;

•	uncertain dosing issues;

•	an inability to monitor patients adequately during or after treatment; and

•	problems with investigator or patient compliance with the trial protocols.

A number of companies in the pharmaceutical, medical device and biotechnology industries, including those with greater resources and experience than us, have suffered significant setbacks in advanced clinical trials, even after seeing promising results in earlier clinical trials. Despite the results reported in earlier clinical trials for our therapeutic candidates, we do not know whether any phase 3 or other clinical trials we or our licensees may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market our therapeutic candidates. If later-stage clinical trials of any therapeutic candidate do not produce favorable results, our ability to obtain regulatory approval for the therapeutic candidate may be adversely impacted, which will have a material adverse effect on our business, financial condition and results of operations.

Even if we obtain regulatory approvals, our therapeutic candidates will be subject to ongoing regulatory review and if we fail to comply with continuing U.S. and applicable foreign regulations, we could lose those approvals and our business would be seriously harmed.

Even if products we or our licensees develop receive regulatory approval or clearance, we or our licensees, as applicable, will be subject to ongoing reporting obligations and the products and the manufacturing operations will be subject to continuing regulatory review, including FDA inspections. The results of this ongoing review may result in the withdrawal of a product from the market, the interruption of the manufacturing operations and/or the imposition of labeling and/or marketing limitations. Since many more patients are exposed to drugs and medical devices following their marketing approval, serious but infrequent adverse reactions that were not observed in clinical trials may be observed during the commercial marketing of the product. In addition, the manufacturer and the manufacturing facilities we or our licensees, as applicable, will use to produce any therapeutic candidate will be subject to periodic review and inspection by the FDA and other, similar foreign regulators. Later discovery of previously unknown problems with any product, manufacturer or manufacturing process, or failure to comply with regulatory requirements, may result in actions such as:

•	restrictions on such product, manufacturer or manufacturing process;

•	warning letters from the FDA or other regulatory authorities;

•	withdrawal of the product from the market;

•	suspension or withdrawal of regulatory approvals;

•	refusal to approve pending applications or supplements to approved applications that we or our licensees submit;

•	voluntary or mandatory recall;

•	fines;

•	refusal to permit the import or export of our products;

•	product seizure or detentions;

•	injunctions or the imposition of civil or criminal penalties; or

•	adverse publicity.

If we, or our licensees, suppliers, third party contractors, partners or clinical investigators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or the adoption of new regulatory requirements or policies, we or our licensees may lose marketing approval for any of our products, if any of our therapeutic products are approved, resulting in decreased or lost revenue from milestones, product sales or royalties.

We rely on third parties to conduct our clinical trials and provide other services, and those third parties may not perform satisfactorily, including by failing to meet established deadlines for the completion of such services.

We do not have the ability to conduct certain preclinical studies and clinical trials independently for our therapeutic candidates, and we rely on third parties, such as contract laboratories, contract research organizations, medical institutions and clinical investigators to conduct these studies and our clinical trials. Our reliance on these third parties limits our control over these activities. The third-party contractors may not assign as great a priority to our clinical development programs or pursue them as diligently as we would if we were undertaking such programs directly. Accordingly, these third-party contractors may not complete activities on schedule, or may not conduct the studies or our clinical trials in accordance with regulatory requirements or with our trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, or if their performance is substandard, we may be required to replace them. Although we believe that there are a number of other third-party contractors that we could engage to continue these activities, replacement of these third parties will result in delays. As a result, our efforts to obtain regulatory approvals for, and to commercialize, our therapeutic candidates may be delayed. The third-party contractors may also have relationships with other commercial entities, some of whom may compete with us. If the third-party contractors assist our competitors, our competitive position may be harmed.

In addition, our ability to bring future products to market depends on the quality and integrity of data that we present to regulatory authorities in order to obtain marketing authorizations. Although we attempt to audit and control the quality of third-party data, we cannot guarantee the authenticity or accuracy of such data, nor can we be certain that such data has not been fraudulently generated. The failure of these third parties to carry out their obligations would materially adversely affect our ability to develop and market new products and implement our strategies.

We depend on out-licensing arrangements to develop, market and commercialize our therapeutic candidates.

We depend on out-licensing arrangements to develop, market and commercialize our therapeutic candidates. We have limited experience in developing, marketing and commercializing therapeutic candidates. Dependence on out-licensing arrangements subjects us to a number of risks, including the risk that:

•	we may not be able to control the amount and timing of resources that our licensees devote to our therapeutic candidates;

•	our licensees may experience financial difficulties;

•	our licensees may fail to secure adequate commercial supplies of our therapeutic candidates upon marketing approval, if at all;

•	our future revenues depend heavily on the efforts of our licensees;

•	business combinations or significant changes in a licensee’s business strategy may adversely affect the licensee’s willingness or ability to complete its obligations under any arrangement with us;

•	a licensee could move forward with a competing therapeutic candidate developed either independently or in collaboration with others, including our competitors; and

•	out-licensing arrangements are often terminated or allowed to expire, which would delay the development and may increase the development costs of our therapeutic candidates.

In 2009, we entered into an exclusive, royalty-bearing worldwide out-licensing arrangement with Bellerophon with respect to BL-1040, which we amended in 2015. Under the arrangement, Bellerophon is obligated to use commercially reasonable efforts to complete clinical development of, and to commercialize, BL-1040 or a product related thereto. In December 2014, we entered into an exclusive out-licensing arrangement with Omega Pharma for the rights to BL-5010 for over-the-counter, or OTC, indications in the territories of Europe, Australia and additional selected countries. Under the arrangement, Omega Pharma is obligated to use commercially reasonable best efforts to obtain regulatory approval in the licensed territory for at least two OTC indications and to commercialize BL-5010 for those two OTC indications. In addition, we have co-development collaborations with partners for BL-8020, BL-8030 and BL-9020 whereby such partners have development and commercialization rights in certain territories.

If we or any of our licensees, including Bellerophon, Omega Pharma and our co-development partners, breach or terminate their agreements with us, or if any of our licensees otherwise fail to conduct their development and commercialization activities in a timely manner or there is a dispute about their obligations, we may need to seek other licensees, or we may have to develop our own internal sales and marketing capability for our therapeutic candidates. Our dependence on our licensees’ experience and the rights of our licensees will limit our flexibility in considering alternative out-licensing arrangements for our therapeutic candidates. Any failure to successfully develop these arrangements or failure by our licensees to successfully develop or commercialize any of our therapeutic candidates in a competitive and timely manner, will have a material adverse effect on the commercialization of our therapeutic candidates.

We depend on our ability to identify and in-license technologies and therapeutic candidates.

We employ a number of methods to identify therapeutic candidates that we believe are likely to achieve commercial success. In addition to our internal research and business developments efforts, we employ a rigorous screening system we developed. In addition, our Scientific Advisory Board and disease-specific third-party advisors evaluate each therapeutic candidate. However, there can be no assurance that our internal research efforts or our screening system will accurately or consistently select among various therapeutic candidates those that have the highest likelihood to achieve, and which ultimately achieve, commercial success. As a result, we may spend substantial resources developing therapeutic candidates that will not achieve commercial success and we may not advance those therapeutic candidates with the greatest potential for commercial success.

An important element of our strategy is maintaining relationships with universities, medical institutions and biotechnology companies in order to in-license potential therapeutic candidates. We may not be able to maintain relationships with these entities and they may elect not to enter into in-licensing agreements with us or to terminate existing agreements. Recently, a number of global pharmaceutical companies have set up operations in Israel, both with and without Israeli government funding, in order to identify and in-license new technologies. The presence of these global companies with significantly greater resources than we have may increase the competition with respect to the in-licensing of promising therapeutic candidates. We may not be able to acquire licenses on commercially reasonable terms, or at all. Failure to license or otherwise acquire necessary technologies could materially and adversely affect our business, financial condition and results of operations.

If we cannot meet requirements under our in-license agreements, we could lose the rights to our therapeutic candidates, which could have a material adverse effect on our business.

We depend on in-licensing agreements with third parties to maintain the intellectual property rights to our therapeutic candidates. Regarding the therapeutic candidates in clinical trials, we have in-licensed rights from B.G. Negev Technologies, the technology transfer company of Ben Gurion University, with respect to our BL-1040 therapeutic candidate; from Biokine Therapeutics Ltd., or Biokine, with respect to our BL-8040 therapeutic candidate; from Gestion Univalor, Limited Partnership, or Univalor, for our BL-7010 therapeutic candidate; from Innovative Pharmaceutical Concepts, Inc., or IPC, with respect to our BL-5010 therapeutic candidate; and from the Yissum Research Development Company of the Hebrew University of Jerusalem Ltd., or Yissum, with respect to our BL-7040 therapeutic candidate. See “Summary — Our Product Pipeline.” Our in-license agreements require us to make payments and satisfy performance obligations in order to maintain our rights under these agreements. The royalty rates and revenue sharing payments vary from case to case but generally range from 22% to 29.5% of the consideration we receive from sublicensing the applicable therapeutic candidate. In some instances, we are required to pay a substantially lower percentage (generally less than 5%) if we elect to commercialize the subject therapeutic candidate independently. Due to the relatively advanced stage of development of the compound licensed from Biokine, our license agreement with Biokine provides for royalty payments of between 40-60% of the consideration we receive from sublicensing and between 10-12% of net sales, subject to certain limitations, should we independently sell products. The amount of the royalty for either direct sales or sublicensing is dependent on the aggregate amount of our investment in connection with the Biokine agreement, decreasing as the amount of our investment in the project increases. These in-license agreements last either throughout the life of the patents that are the subject of the agreements, or with respect to other licensed technology, for a number of years after the first commercial sale of the relevant product.

In addition, we are responsible for the cost of filing and prosecuting certain patent applications and maintaining certain issued patents licensed to us. If we do not meet our obligations under our in-license agreements in a timely manner, we could lose the rights to our proprietary technology which could have a material adverse effect on our business, financial condition and results of operations.

Modifications to our therapeutic candidates, or to any other therapeutic candidates that we may develop in the future, may require new regulatory clearances or approvals or may require us or our licensees, as applicable, to recall or cease marketing these therapeutic candidates until clearances are obtained.

Modifications to our therapeutic candidates, after they have been approved for marketing, if at all, or to any other pharmaceutical product or medical device that we may develop in the future, may require new regulatory clearance, or approvals, and, if necessitated by a problem with a marketed product, may result in the recall or suspension of marketing of the previously approved and marketed product until clearances or approvals of the modified product are obtained. The FDA requires pharmaceutical products and device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine in conformity with applicable regulations and guidelines that a modification may be implemented without pre-clearance by the FDA; however, the FDA can review a manufacturer’s decision and may disagree. The FDA may also on its own initiative determine that a new clearance or approval is required. If the FDA requires new clearances or approvals of any pharmaceutical product or medical device for which we or our licensees receive marketing approval, if any, we or our licensees may be required to recall such product and to stop marketing the product as modified, which could require us or our licensees to redesign the product and will have a material adverse effect on our business, financial condition and results of operations. In these circumstances, we may be subject to significant enforcement actions.

If a manufacturer determines that a modification to an FDA-cleared device could significantly affect the safety or efficacy of the device, would constitute a major change in its intended use, or otherwise requires pre-clearance, the modification may not be implemented without the requisite clearance. We or our licensees may not be able to obtain those additional clearances or approvals for the modifications or additional indications in a timely manner, or at all. For those products sold in the European Union, or EU, we, or our licensees, as applicable, must notify the applicable EU Notified Body, an organization appointed by a member State of the EU either for the approval and monitoring of a manufacturer’s quality assurance system or for direct product inspection, if significant changes are made to the product or if there are substantial changes to the quality assurance systems affecting the product. Delays in obtaining required future clearances or approvals would materially and adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would have a material adverse effect on our business, financial condition and results of operations.

If our competitors develop and market products that are more effective, safer or less expensive than our current or future therapeutic candidates, our future prospects will be negatively impacted.

The life sciences industry is highly competitive, and we face significant competition from many pharmaceutical, biopharmaceutical and biotechnology companies that are researching and marketing products designed to address the indications for which we are currently developing therapeutic candidates or for which we may develop therapeutic candidates in the future. Specifically, we are aware of several other companies who currently market and/or are in the process of developing products that address AMI, AML, celiac disease, skin lesions, IBD, and HCV and other viral indications.

There are no generally accepted products approved for structural support to prevent cardiac remodeling following an AMI. One group of product candidates that are currently in clinical development includes stem cell therapies to restore heart muscle cells following an AMI, with large Phase 3 trials expected to be completed in 2018 or 2019. We do not expect BL-1040 to compete with, or replace, current treatments for congestive heart failure following AMI, but instead believe it will become part of the treatment regimen used in conjunction with other therapies. In addition, because BL-1040 can be delivered by a minimally invasive percutaneous coronary intervention procedure, we do not believe it will directly compete with devices that are used to treat congestive heart failure, which are designed for administration during open heart surgery or by intra-cardiac injection involving a thoracotomy procedure. These include mesh restraining devices, for example HeartNet™; injectable biopolymers, for example Algisyl LVR™; and implantable electro stimulation devices, for example, CardioFit™. In addition, volume reduction surgery or cardiac assist devices, or pumps, are sometimes used to treat patients with congestive heart failure.

Approved treatments for AML currently include chemotherapy (Doxorubicin, Cyclophosphamide, Vincristine), radiation therapy and stem cell transplantation. In addition there are a number of potentially competitive compounds under development that act as CXCR4 inhibitors, including, among others, AMD 3100 (Mozobil), which is being developed by Genzyme and Sanofi; LY-2510924, which is being developed by Lilly; Ulocuplumab (MDX-1338; BMS-936564) developed by Medarex and  Bristol Myaers Squibb; F-50067 developed by Pierre Fabre; burixafor developed by TaiGen Biotechnology Co; and POL-6326 developed by Polyphor Ltd; PTX-9908 developed by Chemokine Therapeutics Corp. In addition there are a number of potentially competitive compounds under development to treat AML including, among others, Dacogen (decitabine), which is being developed by Eisai and Johnson & Johnson; Vidaza (azacitidine), which is being developed by Celgene; Vosaroxin, which is being developed by Sunesis Pharmaceuticals; Midostaurin, which is being developed by Novartis; Quizartinib, which is being developed by Ambit; Volasertib, which is being developed by Boehringer Ingelheim; fludarabine, which is being developed by Sanofi; nintedanib and BI-836858, both of which are  under development by Boehringer Ingelheim; dasatinib (Sprycel) developed under BMS;  RG-6016  under development by Roche; OCV-501, under development by Otsuka Pharmaceutical; ibrutinib  developed by Pharmacyclics, under license from Celera, and in collaboration with Janssen Biotech;  CPI-613  developed by Cornerstone Pharmaceuticals; F-14512 developed by Pierre Fabre; SL-401  developed by Stemline Therapeutics;  pacritinib developed by CTI BioPharma Corp;  sonidegib  developed by Novartis; venetoclax developed by AbbVie; lirilumab developed by Innate Pharma in collaboration with BMS; selinexor developed by Karyopharm Therapeutics;  Ganetespib developed by Synta Pharmaceuticals; crenolanib, which is being developed by Arog Pharmaceuticals, under license from Pfizer; BVD-ERK developed by BioMed Valley Discoveries;  tosedostat  developed by CTI BioPharma; pidilizumab  developed by Medivation, under license from CureTech; sorafenib (Nexavar) developed by Bayer; Bortezomib developed by Janssen and Takeda;  Uprosertib developed by GSK; PLX-3397 developed by Plexxikon Inc.; Lenalidomide developed by Celgene; erlotinib developed by Roche Astellas and Chugai; Trametinib developed by GSK; Vorinostat developed by Merck and Co.; Selumetinib developed by Astra Zeneca; SGI-110 developed by Astex Pharmaceuticals;; OCV-501 developed by Otsuka Pharmaceuticals; Birinapant developed by Tetralogic Pharmaceuticals; Alvocidib developed by Tolero Pharmaceuticals Inc; Pracinostat developed by MEI Pharma; Rigosertib developed by Onconova Therapeutics , Baxter International and Symbio; Sapacitabine developed by Cyclacel Pharmaceuticals; and RP-323 under development by Rich Pharmaceuticals. Some of these treatments are currently developed for specific AML patient populations and lines of treatment (e.g., AC220 developed by Ambit Biosciences) and not for the entire AML population. Some of these treatments can be developed for administration to AML patients in combination with BL-8040.

Several compounds are currently under development for celiac disease including larazotide acetate (Alba Therapeutic Corp.), which inhibits the activity of Zonulin; and latiglutenase (Alvine Pharmaceuticals Inc.), which is a combination of gluten targeting proteases and endopeptidases. Celiac patients are prescribed a gluten-free diet to relieve their disease symptoms. Nevertheless the symptoms persist in most cases despite the patient’s following a gluten-free diet. BL-7010, as well as the treatments specified above, is envisioned to be prescribed to patients who are on a gluten-free diet but still suffer from disease symptoms.

Skin lesions are generally removed using cryotherapy (liquid nitrogen), laser therapy, photodynamic therapy, electrodessication and curettage and several cream-based treatments. Picato (Leo Pharma) and Metvix® (Galderma Pharma) are cream-based treatments for skin lesions which have been approved in many countries.

IBD is often treated with currently marketed steroids, immunomodulators and immunomodulatory antibodies. Approved treatments for IBD currently include anti-TNFs, such as Remicade (infliximab, Janssen Biotech, Inc., a Johnson & Johnson company, Merck & Co. and Mitsubishi Tanabe Pharma), Humira (adalimumab, Abbott Laboratories and Eisai Co.), Cimzia (certolizumab, UCB, Inc.) and Simponi (golimumab, Janssen Biotech, Inc., Merck & Co. and Mitsubishi Tanabe Pharma), as well as antibodies inhibiting immune cell migration such as Tysabri (natalizumab, Biogen and Elan) and Vedolizumab (Takeda). In addition, there are generic brands of mesalazine, a 5-aminosalicylate, and the recently launched Budesonide MMX (Cosmo Pharmaceuticals, Ferring Pharmaceuticals and Santarus). The first biosimilar version of infliximab was approved for use in Europe in 2013. We are also aware of a number of potentially competitive compounds under development, including Xeljanz (tofacitinib, Pfizer Inc.), a Jak 1 inhibitor; Vedolizumab (Takeda, Millenium Pharmaceuticals), a MAdCAM inhibitor /integrin alpha-4/beta-7 antagonist; Ustekinomab (Johnson & Johnson), an anti-IL-12/IL23 mAb; JM-300 (Ajinomoto), an Integrin alpha-4/beta-7 antagonist; Etrolizumab a beta 7 targeting mAb developed by Roche; LP-02 developed by Lipid Therapeutics; and DIMS-0150 (Kappaproct) a TLR9-targeting oligo developed by InDex Pharmaceuticals.

HCV treatment consists of either a combination of interferon and ribavirin alone or together with a combination of direct anti-viral agents (DAAs) of several classes including NS3/4 protease inhibitors, NS5A inhibitors and NS5B inhibitors. Recently, treatment regimens that do not include interferon have been approved, and treatment regimens without ribavirin are at advanced stages of development. Approved anti-HCV treatments include Sovaldi (sofosbuvir) and Harvoni (a fixed combination of sofosbuvir and ledipasvir), both developed by Gilead Sciences; Viekira Pak (a fixed combination of paritaprevir/r + ombitasvir + dasabuvir ) developed by AbbVie; Olysio (simeprevir, Janssen Therapeutics and Medivir); Victrelis (boceprevir, Merck and Co); vaniprevir  (developed by Merck and Co ); Incivek (telaprevir, Janssen Pharmaceuticals and Vertex Pharmaceuticals); asunaprevir and daclatasvir (developed by Bristol Myers Squibb); Compounds under development include: elbasvir (Merck and Co.) and  ACH-3102 (developed by Achillion). BL-8020’s mechanism of action suggests that it could potentially be suitable for treatment of other viral infections, each of which has numerous competing treatments approved or in advanced stages of development.

An important element of our strategy for identifying future products is maintaining relationships with universities, medical institutions and biotechnology companies in order to in-license potential therapeutic candidates, and we compete with respect to this in-licensing with a number of global pharmaceutical companies, both with and without Israeli government funding. The presence of these global companies with significantly greater resources than we have may increase the competition with respect to the in-licensing of promising therapeutic candidates.  Our failure to license or otherwise acquire necessary technologies could materially and adversely affect our business, financial condition and results of operations.

We and our contract manufacturers are, and will be, subject to FDA and other comparable agency regulations.

We and our contract manufacturers are, and will be, required to adhere to FDA regulations setting forth cGMP for drugs and Quality System Regulations, or QSR, for devices. These regulations cover all aspects of the manufacturing, testing, quality control and recordkeeping relating to our therapeutic candidates. We and our manufacturers may not be able to comply with applicable regulations. We and our manufacturers are and will be subject to unannounced inspections by the FDA, state regulators and similar regulators outside the United States. Our failure, or the failure of our third party manufacturers, to comply with applicable regulations could result in the imposition of sanctions on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our therapeutic candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of our candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect regulatory approval and supplies of our therapeutic candidates, and materially and adversely affect our business, financial condition and results of operations.

We have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have no sales, marketing or distribution capabilities and no experience in building a sales force or distribution capabilities. To be able to commercialize any of our therapeutic candidates upon approval, if at all, we must either develop internal sales, marketing and distribution capabilities, which will be expensive and time consuming, or enter into out-licensing arrangements with third parties to perform these services.

If we decide to market any of our other therapeutic candidates on our own, we must commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and with supporting distribution capabilities. Factors that may inhibit our efforts to commercialize our products directly and without strategic partners include:

•	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our therapeutic candidates;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating and sustaining an independent sales and marketing organization.

We may not be successful in recruiting the sales and marketing personnel necessary to sell any of our therapeutic candidates upon approval, if at all, and even if we do build a sales force, it may not be successful in marketing our therapeutic candidates, which would have a material adverse effect on our business, financial condition and results of operations.

Our business could suffer if we are unable to attract and retain key employees.

Our success depends upon the continued service and performance of our senior management and other key personnel. The loss of the services of these personnel could delay or prevent the successful completion of our planned clinical trials or the commercialization of our therapeutic candidates or otherwise affect our ability to manage our company effectively and to carry out our business plan. We do not maintain key-man life insurance. Although we have entered into employment agreements with all of the members of our senior management team, members of our senior management team may resign at any time. High demand exists for senior management and other key personnel in the pharmaceutical industry. There can be no assurance that we will be able to continue to retain and attract such personnel.

Our growth and success also depend on our ability to attract and retain additional highly qualified scientific, technical, sales, managerial and finance personnel. We experience intense competition for qualified personnel, and the existence of non-competition agreements between prospective employees and their former employers may prevent us from hiring those individuals or subject us to suit from their former employers. In addition, if we elect to independently commercialize any therapeutic candidate, we will need to expand our marketing and sales capabilities. While we attempt to provide competitive compensation packages to attract and retain key personnel, many of our competitors are likely to have greater resources and more experience than we have, making it difficult for us to compete successfully for key personnel. If we cannot attract and retain sufficiently qualified technical employees on acceptable terms, we may not be able to develop and commercialize competitive products. Further, any failure to effectively integrate new personnel could prevent us from successfully growing our company.

We expect to rely upon third-party manufacturers to produce therapeutic supplies for phase 3 clinical trials, and commercialization, of our therapeutic candidates. If we manufacture any of our therapeutic candidates in the future, we will be required to incur significant costs and devote significant efforts to establish and maintain manufacturing capabilities.

We currently have laboratories that are compliant with both current good manufacturing practices, or cGMP, and Good Laboratory Practices, or GLP, and allow us to manufacture drug products for our current clinical trials. If we decide to perform any phase 3 clinical trial, or commercialize, any therapeutic candidate on our own, we anticipate that we will rely on third parties to produce the therapeutic supplies. We have limited personnel with experience in drug or medical device manufacturing and we lack the resources and capabilities to manufacture any of our therapeutic candidates on a commercial scale. The manufacture of pharmaceutical products and medical devices requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products and medical devices often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields and quality control, including stability of the therapeutic candidate.

We do not currently have any long-term agreements with third party manufacturers for the supply of any of our therapeutic candidates. We believe that our current supply of therapeutic candidates is sufficient to complete our current clinical trials. However, if we require additional supplies of our therapeutic candidates to complete our clinical trials or if we elect to commercialize our products independently, we may be unable to enter into agreements for clinical or commercial supply, as applicable, with third party manufacturers, or may be unable to do so on acceptable terms. Even if we enter into these agreements, it is likely that the manufacturers of each therapeutic candidate will be single source suppliers to us for a significant period of time.

Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured therapeutic candidates ourselves, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	limitations on supply availability resulting from capacity and scheduling constraints of the third parties;

•	impact on our reputation in the marketplace if manufacturers of our products, once commercialized, fail to meet customer demands;

•	the possible breach of the manufacturing agreement by the third party because of factors beyond our control; and

•	the possible termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

The failure of any of our contract manufacturers to maintain high manufacturing standards could result in injury or death of clinical trial participants or patients being treated with our products. Such failure could also result in product liability claims, product recalls, product seizures or withdrawals, delays or failures in testing or delivery, cost overruns or other problems, which would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Industry

Even if our therapeutic candidates receive regulatory approval or do not require regulatory approval, they may not become commercially viable products.

Even if our therapeutic candidates are approved for commercialization, they may not become commercially viable products.  For example, if we or our licensees receive regulatory approval to market a product, approval may be subject to limitations on the indicated uses or subject to labeling or marketing restrictions which could materially and adversely affect the marketability and profitability of the product.  In addition, a new product may appear promising at an early stage of development or after clinical trials but never reach the market, or it may reach the market but not result in sufficient product sales, if any.  A therapeutic candidate may not result in commercial success for various reasons, including:

•	difficulty in large-scale manufacturing;

•
low market acceptance by physicians, healthcare payors, patients and the medical community as a result of lower demonstrated clinical safety or efficacy compared to other products, prevalence and severity of adverse side effects, or other potential disadvantages relative to alternative treatment methods;

•	insufficient or unfavorable levels of reimbursement from government or third-party payors;

•	infringement on proprietary rights of others for which we or our licensees have not received licenses;

•	incompatibility with other therapeutic products;

•	other potential advantages of alternative treatment methods;

•	ineffective marketing and distribution support;

•	lack of cost-effectiveness; or

•	timing of market introduction of competitive products.

If we are unable to develop commercially viable products, either on our own or through licensees, our business, results of operations and financial condition will be materially and adversely affected.

We could be adversely affected if healthcare reform measures substantially change the market for medical care or healthcare coverage in the United States.

In 2010, the U.S. Congress adopted the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the PPACA), important legislation regarding health insurance which may have far-reaching consequences for most health care companies, including biopharmaceutical companies like us.  Under the new legislation, substantial changes are going to be made to the current system for paying for healthcare in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage.

Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, drugs and devices.  These structural changes could entail modifications to the existing system of private payors and government programs (Medicare, Medicaid and State Children’s Health Insurance Program), creation of a government-sponsored healthcare insurance source, or some combination of both, as well as other changes.  Restructuring the coverage of medical care in the United States could impact the reimbursement for prescribed drugs and biopharmaceuticals, such as those we and our licensees are currently developing.  If reimbursement for our approved products, if any, is substantially reduced in the future, or rebate obligations associated with them are substantially increased, our business could be materially and adversely impacted.

Extending medical benefits to those who currently lack coverage will likely result in substantial cost to the U.S. federal government, which may force significant changes to the healthcare system in the United States.  Much of the funding for expanded healthcare coverage may be sought through cost savings.  While some of these savings may come from realizing greater efficiencies in delivering care, improving the effectiveness of preventive care and enhancing the overall quality of care, much of the cost savings may come from reducing the cost of care.

Cost of care could be reduced by decreasing the level of reimbursement for medical services or products (including those biopharmaceuticals currently being developed by us or our licensees), or by restricting coverage (and, thereby, utilization) of medical services or products.  In either case, a reduction in the utilization of, or reimbursement for, any product for which we receive marketing approval in the future could have a materially adverse effect on our financial performance.

The PPACA also requires the medical device industry to subsidize healthcare reform in the form of a 2.3% excise tax on U.S. sales of certain medical devices beginning January 1, 2013 and also includes new regulatory mandates and other measures designed to constrain medical costs, as well as stringent new reporting requirements of financial relationships between device manufacturers and physicians and hospitals.

If third-party payors do not adequately reimburse customers for any of our therapeutic candidates that are approved for marketing, they might not be purchased or used, and our revenues and profits will not develop or increase.

Our revenues and profits will depend heavily upon the availability of adequate reimbursement for the use of our approved candidates, if any, from governmental or other third-party payors, both in the United States and in foreign markets.  Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that the use of an approved product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining reimbursement approval for a product from each government or other third-party payor is a time-consuming and costly process that could require us or our licensees to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payor.  Even when a payor determines that a product is eligible for reimbursement, the payor may impose coverage limitations that preclude payment for some uses that are approved by the FDA or comparable foreign regulatory authorities.  Reimbursement rates may vary according to the use of the product and the clinical setting in which it used, may be based on payments allowed for lower-cost products that are already reimbursed, may be incorporated into existing payments for other products or services, and may reflect budgetary constraints and/or imperfections in Medicare, Medicaid or other data used to calculate these rates.

Regardless of the impact of the PPACA on us, the U.S. government, other governments and commercial payors have shown significant interest in pursuing healthcare reform and reducing healthcare costs.  Any government-adopted reform measures could cause significant pressure on the pricing of healthcare products and services, including those biopharmaceuticals currently being developed by us or our licensees, in the United States and internationally, as well as the amount of reimbursement available from governmental agencies or other third party payors.  The continuing efforts of the U.S. and foreign governments, insurance companies, managed care organizations and other payors to contain or reduce healthcare costs may compromise our ability to set prices at commercially attractive levels for our products that we may develop, which in turn could adversely impact how much or under what circumstances healthcare providers will prescribe or administer our products, if approved.  Changes in healthcare policy, such as the creation of broad limits for diagnostic products, could substantially diminish the sale of or inhibit the utilization of diagnostic tests, increase costs, divert management’s attention and adversely affect our ability to generate revenues and achieve consistent profitability.  This could materially and adversely impact our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our products, if approved.

Further, the Centers for Medicare and Medicaid Services, or CMS, frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values.  Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and both CMS and other third-party payors may have sufficient market power to demand significant price reductions.

Our business has a substantial risk of clinical trial and product liability claims.  If we are unable to obtain and maintain appropriate levels of insurance, a claim could adversely affect our business.

Our business exposes us to significant potential clinical trial and product liability risks that are inherent in the development, manufacturing and sales and marketing of human therapeutic products. Although we do not currently commercialize any products, claims could be made against us based on the use of our therapeutic candidates in clinical trials. We currently carry life science liability insurance covering general liability with a coverage amount of $10.0 million per occurrence, products liability with an annual coverage amount of $10.0 million in the aggregate, and clinical trial insurance with a coverage amount of $10.0 million in the aggregate. The maximum indemnity for a single occurrence, claim or circumstance under this insurance is $10.0 million. In addition to this policy, we carry excess liability insurance with a coverage amount of $10.0 million which increases the coverage limit provided by our life science insurance package. However, our insurance may not provide adequate coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to maintain current amounts of insurance coverage or obtain additional or sufficient insurance at a reasonable cost to protect against losses that could have a material adverse effect on us. If a claim is brought against us, we might be required to pay legal and other expenses to defend the claim, as well as damages awards beyond the coverage of our insurance policies resulting from a claim brought successfully against us. Furthermore, whether or not we are ultimately successful in defending any claims, we might be required to direct significant financial and managerial resources to such defense, and adverse publicity is likely to result.

We deal with hazardous materials and must comply with environmental, health and safety laws and regulations, which can be expensive and restrict how we do business.

Our activities and those of our third-party manufacturers on our behalf involve the controlled storage, use and disposal of hazardous materials, including microbial agents, corrosive, explosive and flammable chemicals and other hazardous compounds.  We and our manufacturers are subject to U.S. federal, state, local, Israeli and other foreign laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials.  Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials.  In addition, if we develop a manufacturing capacity, we may incur substantial costs to comply with environmental regulations and would be subject to the risk of accidental contamination or injury from the use of hazardous materials in our manufacturing process.

In the event of an accident, government authorities may curtail our use of these materials and interrupt our business operations. In addition, we could be liable for any civil damages that result, which may exceed our financial resources and may seriously harm our business. Although our Israeli insurance program covers certain unforeseen sudden pollutions, we do not maintain a separate insurance policy for any of the foregoing types of risks. In addition, although the general liability section of our life sciences policy covers certain unforeseen, sudden environmental issues, pollution in the United States and Canada is excluded from the policy. In the event of environmental discharge or contamination or an accident, we may be held liable for any resulting damages, and any liability could exceed our resources. In addition, we may be subject to liability and may be required to comply with new or existing environmental laws regulating pharmaceuticals or other medical products in the environment.

Risks Related to Intellectual Property

Our access to most of the intellectual property associated with our therapeutic candidates results from in-license agreements with universities, research institutions and biotechnology companies, the termination of which would prevent us from commercializing the associated therapeutic candidates.

We do not conduct our own initial research with respect to the identification of our therapeutic candidates.  Instead, we rely upon research and development work conducted by third parties as the primary source of our therapeutic candidates.  As such, we have obtained our rights to our therapeutic candidates through in-license agreements entered into with universities, research institutions and biotechnology companies that invent and own the intellectual property underlying our candidates.  There is no assurance that such in-licenses or rights will not be terminated or expire due to a material breach of the agreements, such as a failure on our part to achieve certain progress milestones set forth in the terms of the in-licenses or due to the loss of the rights to the underlying intellectual property by any of our licensors.  There is no assurance that we will be able to renew or renegotiate an in-licensing agreement on acceptable terms if and when the agreement terminates.  We cannot guarantee that any in-license is enforceable or will not be terminated or converted into a non-exclusive license in the future.  The termination of any in-license or our inability to enforce our rights under any in-license would materially and adversely affect our ability to commercialize certain of our therapeutic candidates.

We currently have in-licensing agreements relating to our lead therapeutic candidates under clinical development. In January 2005, we in-licensed the rights to BL-1040 under a license agreement with B.G. Negev Technologies. Under the BL-1040 license agreement, we are obligated to use commercially reasonable efforts to develop the licensed technology in accordance with a specified development plan, including meeting certain specified diligence goals. In September 2012, we in-licensed the rights to BL-8040 under a license agreement from Biokine. Under the BL-8040 license agreement, we are obligated to make commercially reasonable, good faith efforts to sublicense or commercialize BL-8040 for fair consideration. In February 2011, we in-licensed the rights to BL-7010 from Univalor. Under the BL-7010 license agreement, we are obligated to use commercially reasonable efforts to develop the licensed technology in accordance with a specified development plan, including meeting certain specified diligence goals. In November 2007, we in-licensed the rights to BL-5010 under a license agreement with IPC. Under the BL-5010 license agreement, we are obligated to use commercially reasonable efforts to develop the licensed technology in accordance with a specified development plan, including meeting certain specified diligence goals. In June 2011, we in-licensed the rights to BL-7040 under a license agreement from Yissum. Under the BL-7040 license agreement, we are responsible for, and are required to exert, reasonable commercial efforts to carry out the development, regulatory, manufacturing, and marketing work necessary to develop and commercialize products under the agreement in accordance with a specified development plan. In January 2012, we in-licensed the rights to BL-8020 under a license agreement from Panmed and Genoscience. Under the BL-8020 license agreement, we were obligated to use commercially reasonable efforts to develop and commercialize the licensed technology in accordance with a specified development plan. Due to a number of considerations, including a re-prioritization of our pipeline, we agreed with the licensors that as of April 1, 2014, the license agreement would be terminated and that we would enter into a collaboration agreement whereby, among other things, the licensors agreed to take over development of the drug in consideration for 28% of future sublicense receipts by the licensors, and we agreed to supply, at the licensors’ request and in consideration for full payment, the drug needed for a clinical trial to be administered by the licensors.

Each of the foregoing in-licensing agreements, or the obligation to pay royalties thereunder, will generally remain in effect until the expiration, under the applicable agreement, of all of the licensing, royalty and sublicense revenue obligations to the applicable licensors, determined on a product-by-product and country-by-country basis. We may terminate the BL-1040 in-licensing agreement by providing 60 days’ prior written notice to B.G. Negev Technologies. We may terminate the BL-8040 in-licensing agreement upon 90 days’ prior written notice to Biokine. We may terminate the BL-7010 in-licensing agreement, the BL-5010 in-licensing agreement or the BL-7040 in-licensing agreement upon 30 days’ prior written notice to the respective licensor.

Any party to any of the foregoing in-licensing agreements may terminate the respective agreement for material breach by the other party if the breaching party is unable to cure the breach within an agreed upon period, generally 30 days to 90 days, after receiving written notice of the breach from the non-breaching party. Each of the foregoing in-licensing agreements provide that with respect to any termination for material breach, if the breach is not susceptible to cure within the stated period and the breaching party uses diligent, good faith efforts to cure such breach, the stated period will be extended by an additional 30 days. In addition, either party to one of the foregoing in-licensing agreements  may terminate the agreement upon notice to the other upon the occurrence of certain bankruptcy events.

Patent protection for our products is important and uncertain.

Our success depends, in part, on our ability, and the ability of our licensees and licensors to obtain patent protection for our therapeutic candidates, maintain the confidentiality of our trade secrets and know how, operate without infringing on the proprietary rights of others and prevent others from infringing our proprietary rights.

We try to protect our proprietary position by, among other things, filing U.S., European, Israeli and other patent applications related to our proprietary products, technologies, inventions and improvements that may be important to the continuing development of our therapeutic candidates. As of December 31, 2014 we owned or exclusively licensed for uses within our field of business 18 patent families that, collectively, contain 54 issued patents, three allowed patent applications and over 40 pending patent applications relating to our clinical candidates. We are also pursuing patent protection for other drug candidates in our pipeline.

Because the patent position of biopharmaceutical companies involves complex legal and factual questions, we cannot predict the validity and enforceability of patents with certainty.  Our issued patents and the issued patents of our licensees or licensors may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties.  Thus, any patents that we own or license from others may not provide any protection against competitors.  Our pending patent applications, those we may file in the future or those we may license from third parties may not result in patents being issued.  If these patents are issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology.  The degree of future protection to be afforded by our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

Patent rights are territorial; thus, the patent protection we do have will only extend to those countries in which we have issued patents.  Even so, the laws of certain countries do not protect our intellectual property rights to the same extent as do the laws of the United States and Israel.  For example, the patent laws of China and India are relatively new and are not as developed as are older, more established patent laws of other countries.  Competitors may successfully challenge our patents, produce similar drugs or products that do not infringe our patents, or produce drugs in countries where we have not applied for patent protection or that do not respect our patents.  Furthermore, it is not possible to know the scope of claims that will be allowed in published applications and it is also not possible to know which claims of granted patents, if any, will be deemed enforceable in a court of law.

Our technology may infringe the rights of third parties.  The nature of claims contained in unpublished patent filings around the world is unknown to us and it is not possible to know which countries patent holders may choose for the extension of their filings under the Patent Cooperation Treaty, or other mechanisms.  Any infringement by us of the proprietary rights of third parties may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

We rely on a combination of patents, trade secrets, know-how, technology, trademarks and regulatory exclusivity to maintain our competitive position.  We generally try to protect trade secrets, know-how and technology by entering into confidentiality or non-disclosure agreements with parties that have access to it, such as our licensees, employees, contractors and consultants.  We also enter into agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees, advisors, research collaborators, contractors and consultants while we employ or engage them.  However, these agreements can be difficult and costly to enforce or may not provide adequate remedies.  Any of these parties may breach the confidentiality agreements and willfully or unintentionally disclose our confidential information, or our competitors might learn of the information in some other way.  The disclosure to, or independent development by, a competitor of any trade secret, know-how or other technology not protected by a patent could materially adversely affect any competitive advantage we may have over any such competitor.

To the extent that any of our employees, advisors, research collaborators, contractors or consultants independently develop, or use independently developed, intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to this type of information.  If a dispute arises with respect to any proprietary right, enforcement of our rights can be costly and unpredictable and a court may determine that the right belongs to a third party.

Legal proceedings or third-party claims of intellectual property infringement may require us to spend substantial time and money and could prevent us from developing or commercializing products.

The development, manufacture, use, offer for sale, sale or importation of our therapeutic candidates may infringe on the claims of third-party patents.  A party might file an infringement action against us.  The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial.  Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively because of their substantially greater financial resources.  Uncertainties resulting from the initiation and continuation or defense of a patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.  Patent litigation and other proceedings may also absorb significant management time.  Consequently, we are unable to guarantee that we will be able to manufacture, use, offer for sale, sell or import our therapeutic candidates in the event of an infringement action.  At present, we are not aware of pending or threatened patent infringement actions against us.

In the event of patent infringement claims, or to avoid potential claims, we may choose or be required to seek a license from a third party and would most likely be required to pay license fees or royalties or both.  These licenses may not be available on acceptable terms, or at all.  Even if we were able to obtain a license, the rights may be non-exclusive, which could potentially limit our competitive advantage.  Ultimately, we could be prevented from commercializing a therapeutic candidate or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms.  This inability to enter into licenses could harm our business significantly.  At present, we have not received any written demands from third parties that we take a license under their patents nor have we received any notice form a third party accusing us of patent infringement.

Our license agreements with our licensees, including Bellerophon, Omega Pharma and our other co-development partners, contain, and any contract that we enter into with licensees in the future will likely contain, indemnity provisions that obligate us to indemnify the licensee against any losses arising from infringement of third party intellectual property rights. In addition, our in-license agreements contain provisions that obligate us to indemnify the licensors against any damages arising from the development, manufacture and use of products developed on the basis of the in-licensed intellectual property.

We may be subject to other patent-related litigation or proceedings that could be costly to defend and uncertain in their outcome.

In addition to infringement claims against us, we may in the future become a party to other patent litigation or proceedings, including interference or re- examination proceedings filed with the U.S. Patent and Trademark Office or opposition proceedings in other foreign patent offices regarding intellectual property rights with respect to our products and technology, as well as other disputes regarding intellectual property rights with licensees, licensors or others with whom we have contractual or other business relationships. Post-issuance oppositions are not uncommon and we, our licensee or our licensor will be required to defend these opposition procedures as a matter of course.  Opposition procedures may be costly, and there is a risk that we may not prevail.

In July 2014 and October 2014, Bellerophon was notified by the European Patent Office in July 2014 and October 2014 that Notices of Opposition to two European patents that Bellerophon licensed from us, one of which covers the BCM intended commercial product described above, have been filed with the European Patent Office. A Notice of Opposition initiates a process during which the European Patent Office can decide to reconsider an issued patent and modify or revoke some or all of the patent claims. As our licensee, Bellerophon has the right to respond to the Notices of Opposition before the European Patent Office makes a decision whether or not any or all of the patent claims are to be modified or revoked. Bellerophon filed a response to the first patent opposition in December 2014 and intends to file a response in the near future for the second patent opposition as Bellerophon and BioLineRx believe the two issued patents were properly examined and appropriately granted by the European Patent Office. Furthermore, Bellerophon and BioLineRx believe the arguments made in the Notices of Opposition misstate the facts and lack scientific merit.

We may be subject to damages resulting from claims that we or our employees or contractors have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees and contractors were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors.  Although no claims against us are currently pending, we may be subject to claims that we or any employee or contractor has inadvertently or otherwise used or disclosed trade secrets or other proprietary information of his or her former employers.  Litigation may be necessary to defend against these claims.  If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.  A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain therapeutic candidates, which could severely harm our business, financial condition and results of operations.  Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to our Ordinary Shares and ADSs

We may be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in 2015 or in any subsequent year. There may be negative tax consequences for U.S. taxpayers that are holders of our Ordinary Shares or our ADSs.

We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of our gross income is “passive income” or (ii) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. We believe that we were a PFIC during certain prior years and, although we have not determined whether we will be a PFIC in 2015, or in any subsequent year, our operating results for any such years may cause us to be a PFIC. If we are a PFIC in 2015, or any subsequent year, and a U.S. shareholder does not make an election to treat us as a “qualified electing fund,” or QEF, or make a “mark-to-market” election, then “excess distributions” to a U.S. shareholder, and any gain realized on the sale or other disposition of our Ordinary Shares or ADSs will be subject to special rules. Under these rules: (i) the excess distribution or gain would be allocated ratably over the U.S. shareholder’s holding period for the Ordinary Shares (or ADSs, as the case may be); (ii) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (iii) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service, or the IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. shareholder to make a timely QEF or mark-to-market election. U.S. shareholders who hold our Ordinary Shares or ADSs during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. shareholders who made a timely QEF or mark-to-market election. A U.S. shareholder can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. A QEF election generally may not be revoked without the consent of the IRS. Upon request, we will annually furnish U.S. shareholders with information needed in order to complete IRS Form 8621 (which form would be required to be filed with the IRS on an annual basis by the U.S. shareholder) and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC.

The market prices of our Ordinary Shares and ADSs are subject to fluctuation, which could result in substantial losses by our investors.

The stock market in general and the market prices of our Ordinary Shares on the TASE and ADSs on the Nasdaq, in particular, are subject to fluctuation, and changes in these prices may be unrelated to our operating performance.  We expect that the market prices of our Ordinary Shares and ADSs will continue to be subject to wide fluctuations.  The market price of our Ordinary Shares and ADSs are and will be subject to a number of factors, including:

•	announcements of technological innovations or new products by us or others;

•	announcements by us of significant acquisitions, strategic partnerships, in-licensing, out-licensing, joint ventures or capital commitments;

•	expiration or terminations of licenses, research contracts or other collaboration agreements;

•	public concern as to the safety of drugs we, our licensees or others develop;

•	general market conditions;

•	the volatility of market prices for shares of biotechnology companies generally;

•	success of research and development projects;

•	departure of key personnel;

•	developments concerning intellectual property rights or regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our Ordinary Shares or ADSs are covered by analysts;

•	statements about the Company made in the financial media or by bloggers on the Internet;

•	changes in government regulations or patent decisions;

•	developments by our licensees; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our Ordinary Shares and result in substantial losses by our investors.

Additionally, market prices for securities of biotechnology and pharmaceutical companies historically have been very volatile.  The market for these securities has from time to time experienced significant price and volume fluctuations for reasons unrelated to the operating performance of any one company.  In the past, following periods of market volatility, shareholders have often instituted securities class action litigation.  If we were involved in securities litigation, it could have a substantial cost and divert resources and attention of management from our business, even if we are successful.

Our Ordinary Shares are traded on the TASE  and our ADSs are listed on the Nasdaq Capital Market.  Trading in our securities on these markets takes place in different currencies (dollars on the Nasdaq Capital Market and NIS on the TASE), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel).  The trading prices of our securities on these two markets may differ due to these factors, the factors listed above, or other factors.  Any decrease in the price of our securities on one of these markets could cause a decrease in the trading price of our securities on the other market.

Future sales of our Ordinary Shares or ADSs could reduce the market price of our Ordinary Shares and ADSs.

Substantial sales of our Ordinary Shares or ADSs, either on the TASE or on the Nasdaq, may cause the market price of our Ordinary Shares or ADSs to decline.  Sales by us or our securityholders of substantial amounts of our Ordinary Shares or ADSs, or the perception that these sales may occur in the future, could cause a reduction in the market price of our Ordinary Shares or ADSs.

As a result of previous financings, we have warrants outstanding for the purchase of approximately 4,200,000 ADSs at an average exercise price of $3.71 per ADS. In addition we have stock options granted to directors, employees and consultants for the purchase of approximately 32,314,716 Ordinary Shares with an average exercise price of $0.23 per Ordinary Share (equivalent to 3,231,472 ADSs with an average exercise price of approximately $2.33 per ADS).

In May 2014, we entered into a purchase agreement with Lincoln Park Capital Fund, LLC, or LPC, for the sale, from time to time, of up to $20 million of our ADSs to LPC. During the 36-month term of this purchase agreement, we control the timing and amount of any sales to LPC, if and when we decide, in accordance with the agreement. LPC has no right to require us to sell any ADSs to LPC, but LPC is obligated to make purchases as we direct, subject to certain conditions. The purchase price related to any sales to LPC is based on the prevailing market prices of our ADSs immediately preceding the notice of sale to LPC, without any fixed discount. The agreement may be terminated by us at any time, at our sole discretion, without any cost or penalty. As of the date of this annual report, we have not yet sold any ADSs to LPC under the purchase agreement.

The issuance of any additional Ordinary Shares, any additional ADSs, or any securities that are exercisable for or convertible into our Ordinary Shares or ADSs, may have an adverse effect on the market price of our Ordinary Shares and ADSs and will have a dilutive effect on our shareholders.

Raising additional capital by issuing securities may cause dilution to existing shareholders.

We may need to raise substantial future capital to continue to complete clinical development and commercialize our products and therapeutic candidates and to conduct the research and development and clinical and regulatory activities necessary to bring our therapeutic candidates to market.  Our future capital requirements will depend on many factors, including:

•	the failure to obtain regulatory approval or achieve commercial success of our therapeutic candidates, including BL-1040, BL-8040, BL-7010, BL-5010, BL-7040 and BL-8020;

•	our success in effecting out-licensing arrangements with third-parties;

•	our success in establishing other out-licensing arrangements;

•	the success of our licensees in selling products that utilize our technologies;

•	the results of our preclinical studies and clinical trials for our earlier stage therapeutic candidates, and any decisions to initiate clinical trials if supported by the preclinical results;

•	the costs, timing and outcome of regulatory review of our therapeutic candidates that progress to clinical trials;

•	the costs of establishing or acquiring specialty sales, marketing and distribution capabilities, if any of our therapeutic candidates are approved, and we decide to commercialize them ourselves;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our issued patents and defending intellectual property-related claims;

•	the extent to which we acquire or invest in businesses, products or technologies and other strategic relationships; and

•	the costs of financing unanticipated working capital requirements and responding to competitive pressures.

If we raise additional funds through licensing arrangements with third parties, we may have to relinquish valuable rights to our therapeutic candidates, or grant licenses on terms that are not favorable to us.  If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage ownership of our then-existing shareholders, and these securities may have rights, preferences or privileges senior to those of our existing shareholders.  Following this offering, we will have a limited amount of authorized ordinary shares available under our Articles of Association.  Therefore, in order to issue additional ordinary shares or ADSs in the future, we would be required to seek the approval of our shareholders to increase the amount of authorized ordinary shares.  If our shareholders vote against such a proposal, it would limit our ability to raise equity capital in the future, and could have an adverse effect on our business and operations.  See also “— Future sales of our Ordinary Shares or ADSs could reduce the market price of our Ordinary Shares and ADSs.”

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Marketplace Rules of the Nasdaq for domestic issuers. For instance, we may follow home country practice in Israel with regard to, among other things, composition of the Board of Directors, director nomination procedure, composition of the compensation committee, approval of compensation of officers, and quorum at shareholders’ meetings. In addition, we will follow our home country law, instead of the Marketplace Rules of the Nasdaq, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.  Following our home country governance practices as opposed to the requirements that would otherwise apply to a United States company listed on the Nasdaq may provide less protection than is accorded to investors under the Marketplace Rules of the Nasdaq applicable to domestic issuers.

In addition, as a foreign private issuer, we are exempt from the rules and regulations under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.  In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act as they apply to a foreign private issuer that is listed on a U.S. exchange, or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned and our stock price and ADS price may suffer.

Section 404 of the Sarbanes-Oxley Act requires companies subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its subsidiaries’ internal controls over financial reporting.  To comply with this statute, we are required to document and test our internal control procedures, and our management is required to assess and issue a report concerning our internal controls over financial reporting.  In addition, our independent registered public accounting firm may be required to issue an opinion on management’s assessment of those matters.

The continuous process of strengthening our internal controls and complying with Section 404 is complicated and time-consuming.  Furthermore, as our business continues to grow both domestically and internationally, our internal controls will become more complex and will require significantly more resources and attention to ensure our internal controls remain effective overall.  During the course of its testing, our management may identify material weaknesses or significant deficiencies, which may not be remedied in a timely manner to meet the deadline imposed by the Sarbanes-Oxley Act.  If our management cannot favorably assess the effectiveness of our internal controls over financial reporting, or our independent registered public accounting firm identifies material weaknesses in our internal controls, investor confidence in our financial results may weaken, and the market price of our securities may suffer.

Risks Related to our Operations in Israel

We conduct our operations in Israel and therefore our results may be adversely affected by political, economic and military instability in Israel and its region.

Our headquarters, all of our operations and some of our suppliers and third party contractors are located in central Israel and our key employees, officers and most of our directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations and could make it more difficult for us to raise capital. During the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party; during the winter of 2008-2009 and the autumn of 2012, Israel was engaged in armed conflicts with Hamas, a militia group and political party operating in the Gaza Strip; and during the summer of 2014, another escalation in violence among Israel, Hamas and other groups took place. This escalation became known as “Operation Protective Edge.” These conflicts involved missile strikes against civilian targets in various parts of Israel, as well as civil insurrection of Palestinians in the West Bank in some cases, and negatively affected business conditions in Israel. In addition, Israel faces threats from more distant neighbors, in particular Iran. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, and various rebel militia groups in Syria. Recent political uprisings and social unrest in various countries in the Middle East and North Africa are affecting the political stability of those countries. The year 2014 saw the rise of an Islamic fundamentalist group known as ISIS. Following swift operations, ISIS gained control of large areas in the Middle East, including in Iraq and Syria, which have contributed to the turmoil experienced in these areas. As a result, the United States armed forces have recently engaged in limited operations against ISIS. This instability may lead to deterioration of the political relationships that exist between Israel and these countries, and has raised concerns regarding security in the region and the potential for armed conflict. These situations may escalate in the future to more violent events which may affect Israel and us. Among other things, this instability may affect the global economy and marketplace through changes in oil and gas prices. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations. For example, any major escalation in hostilities in the region could result in a portion of our employees being called up to perform military duty for an extended period of time. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in the agreements.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to an economic boycott. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

Many of our male employees in Israel, including members of our senior management, are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 40 (or older, for officers or reservists with certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists, and recently some of our employees have been called up in connection with armed conflicts. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of our employees or of one or more of our key employees. Such disruption could materially adversely affect our business, financial condition and results of operations.

Because a certain portion of our expenses is incurred in currencies other than the NIS, our results of operations may be harmed by currency fluctuations and inflation.

Our reporting and functional currency is the NIS, and we pay a substantial portion of our expenses in NIS. The revenues from our out-licensing and co-development arrangements are payable in U.S. dollars and we expect our revenues from future licensing arrangements to be denominated in U.S. dollars or in euros. As a result, we are exposed to the currency fluctuation risks relating to the recording of our revenues in NIS. For example, if the NIS strengthens against either the U.S. dollar or the euro, our reported revenues in NIS may be lower than anticipated. The Israeli rate of inflation has generally not offset or compounded the effects caused by fluctuations between the NIS and the U.S. dollar or the euro. From time to time, we engage in hedging transactions. Although the Israeli rate of inflation has not had a material adverse effect on our financial condition during 2012, 2013 or 2014, we may, in the future, decide to enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of the currencies mentioned above in relation to the NIS. These measures, however, may not adequately protect us from material adverse effects. Effective January 1, 2015, our reporting and functional currency will be the dollar, which we expect will reduce, to some extent, our exposure to the currency fluctuation risks mentioned above.

We have received Israeli government grants and loans for the operation of a biotechnology incubator and for certain research and development expenditures.  The terms of these grants and loans may require us to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel.  We may be required to pay penalties in addition to repayment of the grants and loans.  Such grants and loans may be terminated or reduced in the future, which would increase our costs.

Our research and development efforts, including the operation of a biotechnology incubator which we terminated at the end of 2013, have been financed, in part, through grants and loans that we have received from the OCS. Of our 10 current development projects, two were approved for funding by the OCS: BL-1040 and BL-7040. In addition, before we in-licensed BL-8040, Biokine had received funding for the project from the OCS, and as a condition to OCS consent to our in-licensing of BL-8040, we were required to agree to abide by any obligations resulting from such funding. We therefore must comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984, and related regulations, or the Research Law, with respect to these projects. As of September 30, 2014, we received approximately NIS 76.1 million ($20.6 million) in funding from the OCS, of which approximately NIS 53.7 million ($14.5 million) was funding provided to our biotechnology incubator, which we undertook to repay from proceeds received from the sale of products developed under the incubator project. Under the terms of the biotechnology incubator, we had recorded a first-degree floating lien on all assets of the incubator against the repayment of funding received by the incubator for the projects developed under it. As previously described, we terminated the incubator at the end of 2013, and recorded the projects as having been terminated for repayment purposes. As of September 30, 2014, we have paid the OCS approximately NIS 24.3 million ($6.6 million) in royalties under our approved programs. As of September 30, 2014, we have a contingent obligation to the OCS in the total amount of NIS 22.4  million (approximately $6.0 million) under all of our approved programs, of which NIS 20.4 million ($5.5 million) are attributed to projects recorded by the Company as terminated for repayment purposes but which still require a formal termination process with the OCS. When know-how, technology or products are developed using OCS grants, the terms of these grants and the Research Law restrict the transfer of that know-how (as well as know-how that is derived from funded know-how) and the development or manufacture of those products out of Israel without the prior approval of the OCS. Therefore, the discretionary approval of an OCS committee will be required for any transfer to third parties of our therapeutic candidates developed with OCS funding, for the purpose of the commercialization of our product candidates. We received approval in 2009 for the out-licensing of BL-1040 to Bellerophon; however the out-licensing of BL-7040 and BL-8040 to any party outside of Israel will be subject to the prior approval of the OCS. There is no assurance that we will receive the required approvals should we wish to transfer this technology or development out of Israel in the future. Furthermore, the OCS committee may impose certain conditions on any arrangement under which we transfer technology or development out of Israel. Transfers of know-how from OCS funded programs, including our biotechnology incubator, even if approved by the OCS, may be subject to restrictions set forth in the Research Law, and may include payments to the OCS.

The transfer abroad of the manufacturing of any OCS-supported product or technology is also subject to various conditions, including the payment of increased royalties equal to, in the aggregate, up to 300% of the total grant amounts received in connection with the product or technology, plus interest, depending on the portion of total manufacturing that is performed outside of Israel. Payment of the increased royalties would constitute the repayment amount required with respect to the OCS grants received for the development of the products or technology for which the manufacturing is performed outside of Israel. In addition, any decrease in the percentage of manufacture performed in Israel of any product or technology, as originally declared in the application to the OCS with respect to the product or technology, may require us to notify, or to obtain the approval of, the OCS, and may result in increased royalty payments to the OCS of up to 300% of the total grant amounts received in connection with the product or technology, plus interest, depending on the portion of total manufacturing that is performed outside of Israel. In addition, the OCS has the discretion to permit overseas manufacture in excess of the declared percentage (deviations of up to 10% do not require consent, but the OCS must be notified). Consent is contingent upon payment of additional royalties, at rates and subject to ceilings set out in the relevant regulations, up to three times the amount of the grants. Furthermore, the transfer of OCS-supported know-how, and the transfer of OCS-supported manufacturing or manufacturing rights of products, technologies or know-how inside or outside of Israel is subject to payment of transfer fees. Maximal transfer fees with respect to the transfer of know-how are as follows: up to three times the original grant received plus accrued interest as of the date of transfer, when the OCS Research Committee is satisfied that the core research and development activity will remain in Israel, and up to six times the value of the original grant in the case of liquidation of activities in Israel. Therefore, if aspects of our technologies are deemed to have been developed with OCS funding, the discretionary approval of an OCS committee would be required for any transfer to third parties inside or outside of Israel of know how or manufacturing or manufacturing rights related to those aspects of such technologies. These restrictions may impair our ability to sell our technology assets or to outsource or transfer development or manufacturing activities with respect to any product or technology. These restrictions continue to apply even after we have repaid any grants, in whole or in part, unless otherwise agreed by the designated OCS committee.

We cannot be certain that any approval of the OCS will be obtained on terms that are acceptable to us, or at all. Furthermore, if we undertake a transaction involving the transfer to a non-Israeli entity of technology developed with OCS funding pursuant to a merger or similar transaction, the consideration available to our shareholders may be reduced by the amounts we are required to pay to the OCS. If we fail to comply with the conditions imposed by the OCS, including the payment of royalties with respect to grants received, we may be required to refund any payments previously received, together with interest and penalties, and may be subject to criminal penalties.

Provisions of Israeli law may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions.  For example, a merger may not be consummated unless at least 50 days have passed from the date that a merger proposal was filed by each merging company with the Israel Registrar of Companies and at least 30 days from the date that the shareholders of both merging companies approved the merger.  In addition, a majority of each class of securities of the target company must approve a merger.  Moreover, a full tender offer can only be completed if the acquirer receives the approval of at least 95% of the issued share capital (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer, except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer), and the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, claim that the consideration for the acquisition of the shares did not reflect their fair market value  and petition the court to alter the consideration for the acquisition accordingly (unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights, and the acquirer or the company published all required information with respect to the tender offer prior to the date indicated for response to the tender offer).

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax.  For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law.  With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are restricted.  Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no actual disposition of the shares has occurred.

These and other similar provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

We have received Israeli government grants and loans for the operation of a biotechnology incubator and for certain research and development expenditures.  The terms of these grants and loans may require us to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel.  We may be required to pay penalties in addition to repayment of the grants and loans.  Such grants and loans may be terminated or reduced in the future, which would increase our costs.

It may be difficult to enforce a U.S. judgment against us and our officers and directors named in this prospectus in Israel or the United States, or to serve process on our officers and directors.

We are incorporated in Israel. All of our executive officers and the majority of our directors reside outside of the United States, and all of our assets and most of the assets of our executive officers and directors are located outside of the United States. Therefore, a judgment obtained against us or any of our executive officers and directors in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel.

Your rights and responsibilities as a shareholder will be governed by Israeli law which may differ in some respects from the rights and responsibilities of shareholders of U.S. companies.

We are incorporated under Israeli law.  The rights and responsibilities of the holders of our Ordinary Shares are governed by our Articles of Association and Israeli law.  These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S.-based corporations.  In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and interested party transactions requiring shareholder approval.  In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company.  There is limited case law available to assist us in understanding the implications of these provisions that govern shareholders’ actions.  These provisions may be interpreted to impose additional obligations and liabilities on holders of our Ordinary Shares that are not typically imposed on shareholders of U.S. corporations.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $                   million (or approximately $    million if the underwriters exercise in full their option to purchase               ADSs), after deducting the underwriting discount and estimated offering expenses payable by us.

We currently expect to use the net proceeds of this offering to fund a number of clinical trials, including for the BL-8040 platform for AML and for BL-7010 in celiac disease, and for working capital and general corporate purposes.

CAPITALIZATION

The following table presents our capitalization as determined in accordance with IFRS as of September 30, 2014:

•	on an actual basis; and

•
on an as adjusted basis to reflect the sale of            ADSs representing        Ordinary Shares at the public offering price of $       per ADS and the receipt by us of net proceeds of approximately $             , after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

This table should be read in conjunction with our financial statements and the notes thereto incorporated by reference herein and the accompanying prospectus.

	As of September 30, 2014
	Actual		As Adjusted
	(NIS in thousands)	(U.S.$in thousands)	(NIS in thousands)	(U.S.$ in thousands)
Long-term liabilities:
Retirement benefit obligations	152	41
Warrants	5,296	1,433
Total long-term liabilities	5,448	1,474
Shareholders’ equity:
Ordinary Shares	3,411	923
Share premium	589,980	159,670
Capital reserve	35,425	9,587
Accumulated deficit	(529,805)	(143,384)
Total shareholders’ equity	99,011	26,796
Total capitalization	114,097	30,878

The number of Ordinary Shares in the above table is based on 341,150,507 Ordinary Shares outstanding as of September 30, 2014 and excludes as of such date (i) 42,071,505 Ordinary Shares issuable upon the exercise of outstanding warrants as of September 30, 2014, at an average exercise price of $0.37 per share (4,207,151 ADSs at an average exercise price of $3.71 per ADS); (ii) 18,899,966 Ordinary Shares issuable upon the exercise of outstanding options as of September 30, 2014, at an average exercise price of $0.31 per share (1,889,997 ADSs at an average exercise price of $3.05 per ADS); and (iii) 50,000,000 Ordinary Shares represented by 5,000,000 ADSs purchased by Novartis in a private placement at a purchase price of $2.00 per ADS, for a total equity investment of $10 million.

DILUTION

If you invest in our ADSs, your interest will be diluted immediately to the extent of the difference between the public offering price per ADS and the as adjusted net tangible book value per ADS after this offering.

The net tangible book value of our ADSs as of September 30, 2014 was approximately $0.08, or approximately $0.78 per ADS.  Net tangible book value per ADS represents the amount of our total tangible assets less total liabilities divided by the total number of our Ordinary Shares outstanding as of September 30, 2014 and multiplying by 10 (one ADS represents 10 Ordinary Shares).

After giving effect to the sale of our ADSs offered by this prospectus supplement at the public offering price of $        per ADS in connection with this offering and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2014 would have been approximately $        , or approximately $        per ADS.  This represents an immediate increase in net tangible book value of approximately $        per ADS to our existing securityholders and an immediate dilution in as adjusted net tangible book value of approximately $        per ADS to purchasers of our ADSs in this offering, as illustrated by the following table:

Public offering price per ADS	$	$
Net tangible book value (deficit) per ADS at September 30, 2014	0.78
Increase in net tangible book value per ADS attributable to investors purchasing our ADSs in this offering
As adjusted net tangible book value per ADS as of September 30, 2014 after giving effect to this offering
Dilution per ADS to investors purchasing our ADSs in this offering

If the underwriters exercise in full their option to purchase                    additional ADSs at the assumed public offering price of $          per ADS, the as adjusted net tangible book value after this offering would be approximately $             per ADS, representing an increase in net tangible book value of approximately $     per ADS to existing securityholders and immediate dilution in net tangible book value of approximately $             per ADS to new investors purchasing our ADSs in this offering at the public offering price.

The number of Ordinary Shares to be outstanding after this offering is based on 341,150,507 Ordinary Shares outstanding as of September 30, 2014 and excludes as of such date (i) 42,071,505 Ordinary Shares issuable upon the exercise of outstanding warrants as of September 30, 2014, at an average exercise price of $0.37 per share (4,207,151 ADSs at an average exercise price of $3.71 per ADS), (ii) 18,899,966 Ordinary Shares issuable upon the exercise of outstanding options as of September 30, 2014, at an average exercise price of $0.31 per share (1,889,997 ADSs at an average exercise price of $3.05 per ADS) and 50,000,000 Ordinary Shares represented by 5,000,000 ADSs purchased by Novartis in a private placement at a purchase price of $2.00 per ADS, for a total equity investment of $10 million..

To the extent that warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our securityholders.

EXCHANGE RATE INFORMATION

We prepare our financial statements in NIS.  No representation is made that the NIS amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

Fluctuations in the exchange rates between the NIS and the U.S. dollar will affect the dollar amounts received by owners of our Ordinary Shares on payment of dividends, if any, paid in NIS.

The following table sets forth information regarding the exchange rates of U.S. dollars per NIS for the periods indicated.  Average rates are calculated by using the daily representative rates as reported by the Bank of Israel on the last day of each month during the periods presented.

	NIS per U.S. $
Year Ended December 31,	High	Low	Average	Period End
2014	3.994	3.402	3.577	3.889
2013	3.791	3.504	3.611	3.471
2012	4.084	3.700	3.844	3.733
2011	3.821	3.363	3.578	3.821
2010	3.894	3.549	3.730	3.549

The following table sets forth the high and low daily representative rates for the NIS as reported by the Bank of Israel for each of the prior six months.

	NIS per U.S. $
Month	High	Low	Average	Period End
March 2015 (through March 4, 2015)	3.987	3.984	3.986	3.984
February 2015	$3.966	$3.844	$3.893	$3.966
January 2015	3.998	3.889	3.946	3.924
December 2014	3.994	3.889	3.935	3.889
November 2014	3.889	3.782	3.828	3.889
October 2014	3.793	3.644	3.736	3.784
September 2014	3.695	3.578	3.630	3.695

On March 4, 2015, the closing representative rate was $1.00 to NIS 3.984, as reported by the Bank of Israel.

PRICE RANGE OF OUR ADSs
Our ADSs have been trading on the Nasdaq under the symbol “BLRX” since July 2011.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ADSs on the Nasdaq in U.S. dollars.

	U.S.$
	Price Per ADS
	High	Low
Annual:
2014	3.07	1.23
2013	4.75	1.58
2012	5.55	2.23
2011 (from July 25, 2011)	5.59	2.75

Quarterly:
Fourth Quarter 2014	1.83	1.23
Third Quarter 2014	2.19	1.46
Second Quarter 2014	2.27	1.94
First Quarter 2014	3.07	2.21
Fourth Quarter 2013	2.96	2.20
Third Quarter 2013	2.29	1.62
Second Quarter 2013	1.91	1.58
First Quarter 2013	4.75	1.68

Most Recent Six Months:
March 2015 (through March 4, 2015)	2.24	2.84
February 2015	2.59	1.81
January 2015	2.10	1.71
December 2014	1.83	1.23
November 2014	1.45	1.25
October 2014	1.54	1.33
September 2014	1.69	1.46

On March 4, 2015 the last reported sales price of our ADSs on the Nasdaq was $2.84 per ADS.  As of March 4, 2015 there was one shareholder of record of our ADSs.  The number of record holders is not representative of the number of beneficial holders of our ADSs.

PRICE RANGE OF OUR ORDINARY SHARES

Our Ordinary Shares have been trading on the TASE under the symbol “BLRX” since February 2007.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our Ordinary Shares on the TASE in NIS and U.S. dollars.  U.S. dollar per ordinary share amounts are calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel.

	NIS		U.S.$
	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low
Annual:
2014	1.05	0.48	0.30	0.12
2013	1.79	0.59	0.49	0.16
2012	2.12	0.89	0.56	0.23
2011	3.24	1.13	0.91	0.30
2010	4.75	2.86	1.26	0.80

Quarterly:
Fourth Quarter 2014	0.71	0.48	0.18	0.12
Third Quarter 2014	0.73	0.57	0.21	0.15
Second Quarter 2014	0.80	0.68	0.23	0.20
First Quarter 2014	1.05	0.77	0.30	0.22
Fourth Quarter 2013	1.08	0.80	0.30	0.23
Third Quarter 2013	0.85	0.60	0.24	0.17
Second Quarter 2013	0.73	0.59	0.20	0.16
First Quarter 2013	1.79	0.63	0.49	0.17

Most Recent Six Months:
March 2015 (through March 4, 2015)	1.02	0.89	0.26	0.22
February 2015	0.92	0.71	0.24	0.18
January 2015	0.84	0.67	0.21	0.17
December 2014	0.71	0.48	0.18	0.12
November 2014	0.54	0.48	0.14	0.12
October 2014	0.58	0.50	0.16	0.13
September 2014	0.62	0.57	0.17	0.15

On March 4, 2015, the last reported sales price of our Ordinary Shares on the TASE was NIS1.02 per share, or $0.26 per share (based on the exchange rate reported by the Bank of Israel for such date).  On March 4, 2015 the exchange rate of the NIS to the dollar was $1.00 = NIS 3.984, as reported by the Bank of Israel.  As of March 4, 2015 there were three shareholders of record of our Ordinary Shares.  The number of record holders is not representative of the number of beneficial holders of our Ordinary Shares.

UNDERWRITING

We have entered into an underwriting agreement with the several underwriters set forth in the table below with respect ADSs being offered hereby. JMP Securities LLC is the representative of the underwriters. We refer to the several underwriters listed in the table below as the “underwriters.”

Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the respective number of ADSs set forth opposite its name below:

Underwriter	Number of ADSs
JMP Securities LLC

Total

The underwriters propose to offer the ADSs directly to the public at the price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per ADS. After the offering, these figures may be changed by the underwriters.  No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

Our ADSs are listed on the Nasdaq under the symbol “BLRX.”    The underwriting agreement provides that the obligation of the underwriters to purchase the ADSs offered by this prospectus supplement and the accompanying base prospectus is subject to the approval of certain legal matters by counsel for the representative and to certain other conditions. Each underwriter is obligated, severally and not jointly, to purchase all of the ADSs offered hereby if any such ADSs are purchased.

We have granted the underwriters an option to buy up to an additional              ADSs from us to cover over-allotments. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The underwriting discount is equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. After this offering, the public offering price and concession may be changed by the underwriters.  The following table shows the per ADS and total underwriting discount to be paid to the underwriters in this offering assuming both no exercise and full exercise of the over-allotment option:

	No Exercise of Overallotment Option	Full Exercise of Overallotment Option
Per ADS	$	$
Total	$	$

In addition, we have agreed to reimburse JMP Securities LLC at closing for all reasonable filing fees and reasonable fees and disbursements of the representative’s counsel incurred in connection with the qualification of the ADSs being offered in this offering and in connection with any FINRA filing and all reasonable out-of-pocket expenses that have been incurred by JMP Securities LLC in connection with this offering, up to a maximum aggregate of $75,000.  We estimate that expenses payable by us in connection with this offering of our securities, other than the underwriting discounts and commissions, will be approximately $600,000.

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify each underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that each underwriter or such other indemnified parties may be required to make in respect of those liabilities.

Restrictions on Future Sales

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock or ADSs, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of capital stock or ADSs, or (iii) file any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock or ADSs, without the prior written consent of JMP Securities LLC for a period of 90 days, subject to an 18-day extension under certain circumstances (the “Lock-up Period”), following the date of this prospectus supplement. This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of securities sold in this offering, (ii) the issuance of ADSs or Ordinary Shares upon the exercise of outstanding options or warrants and the vesting of restricted stock units and (iii) the issuance of employee stock options not exercisable during the Lock-up Period and the grant, redemption or forfeiture of restricted stock awards or units pursuant to our equity incentive plans or as new employee inducement grants.

In addition, each of our directors and executive officers has entered into a lock-up agreement with JMP Securities LLC, as representative of the underwriters. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, (i) sell, offer to sell, contract to sell, or grant any option for the sale (including short sales), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of any ADSs or Ordinary Shares, or any securities convertible into or exchangeable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ADSs or Ordinary Shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, or (iii) publicly announce any intention to do any of the foregoing, without the prior written consent of the representative, for a period of 90 days, subject to an 18 day extension under certain circumstances, from the date of this prospectus supplement. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to exceptions for transfers (i) as a bona fide gift or gifts to immediate family members who agree to be bound by these restrictions, (ii) by will or the laws of descent and distribution or to one or more trusts for bona fide estate planning purposes, or (iii) to us or as may be required under any of our benefit plans. The lock-up agreements do not restrict the ability of the directors and executive officers from purchasing ADSs or Ordinary Shares on the open market or under an employee stock purchase plan of the Company or exercising any options or other convertible securities granted under any benefit plan of the Company.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on an underwriter’s websites or our website and any information contained in any other websites maintained by an underwriters or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our ADSs and Ordinary Shares or preventing or retarding a decline in the market price of the ADSs and Ordinary Shares. As a result, the price of our ADSs and Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Affiliations

The underwriters and/or their respective affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services such underwriters have received and, may in the future receive, customary fees. Except for services provided in connection with this offering, none of the underwriters have provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain any of the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

Selling Restrictions

Israel

In the State of Israel, the securities offered hereby may not be offered to any person or entity other than the following:

•	a fund for joint investments in trust, i.e., mutual fund, as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

•	a provident fund as defined in the Control of the Financial Services (Provident Funds) Law 5765-2005, or a management company of such a fund;

•	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981;

•
a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law, 1968;

•
a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law, 1968;

•
an investment advisor or investment distributer, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

•	a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law, 1968;

•	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968, acting on its own account;

•
venture capital fund, defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk;

•	an entity fully owned by investors of the type listed in Section 15A(b) of the Securities Law, 5728-1968;

•	an entity, other than an entity formed for the purpose of purchasing securities in this offering, in which the shareholders’ equity is in excess of NIS 50 million; and

•
an individual fulfilling the conditions of Section 9 to the supplement to the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account (for this matter, Section 9 to the supplement shall be referred to as “as an investor for the meaning of Section15A(b)(1) of the Securities Law 1968” instead of “as an eligible client for the meaning of this law”).

Offerees of the securities offered hereby, or the Investors, in the State of Israel shall be required to submit written confirmation that they fall within the scope of one of the above criteria, that they are fully aware of the significance of being an Investor pursuant to such criteria and that they have given their consent, or the Consent. An appeal to an Investor for the Consent shall not be considered a public offering. This prospectus will not be distributed or directed to Investors in the State of Israel who do not fall within one of the above criteria.

European Economic Area

This prospectus supplement and the accompanying prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State  means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any  measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any  relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and the accompanying prospectus are not an approved prospectus for purposes of the UK Prospectus Rules, as  implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets  Act 2000 (as amended) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus supplement and  the accompanying prospectus are directed at, and this prospectus supplement and the accompanying prospectus are only being distributed to,  (1) persons who receive this prospectus supplement and the accompanying prospectus outside of the United Kingdom, and (2) persons in the  United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49 (high net worth companies, unincorporated  associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as  “Relevant Persons”). This prospectus supplement and the accompanying prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Each underwriter has represented, warranted and agreed, severally and not jointly, that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to securities in, from or otherwise involving the United Kingdom.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Ordinary Shares or ADSs, both referred to below as the Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israeli, or other taxing jurisdiction.

Israeli Tax Considerations

The following is a summary of the material Israeli tax laws applicable to us. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our Shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because certain parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. This summary is based on laws and regulations in effect as of the date of this prospectus supplement and does not take into account possible future amendments which may be under consideration.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax at the rate of 26.5% of their taxable income beginning in 2014 and thereafter. Capital gains derived by an Israeli company are now generally subject to tax at the same rate as the corporate tax rate.

In May 2012, the Israeli Tax Authority, or ITA, approved our eligibility for tax benefits as a “Benefited Enterprise” under the Law for the Encouragement of Capital Investments, 5719-1959, as amended, or Investments Law, with respect to a portion of the consideration deriving from certain of our development programs, or Eligible Projects. Subject to compliance with the applicable requirements, the portion of our undistributed income derived from our Benefited Enterprise programs will be entitled to a tax exemption for a period of ten years commencing in the first year in which we generate taxable income after setting off our losses for Israeli tax purposes from prior years in the amount of approximately $120 million. The ten-year period may not extend beyond 14 years from the beginning of the Benefited Enterprise’s election year. We received Benefited Enterprise status with respect to the Eligible Projects beginning in the 2009 tax year, so depending on when the Benefited Enterprise programs begin to generate taxable income, the benefit period could continue through 2022. However, any distribution of income derived from our Benefited Enterprise programs will result in such income being subject to a rate of corporate tax no greater than 25%.

Beginning with tax year 2014, we have the option to transition to a “Preferred Enterprise” regime under the Investments Law, according to which all of our income which is eligible for benefits under the regime would be subject to flat corporate tax rates of 9% in 2014 and thereafter, whether or not distributed. If we were to move our operations to a different part of the country, these rates may be increased. A transition to a Preferred Enterprise regime may not be reversed.

In addition, the ITA approved certain of our operations as an “Industrial Enterprise” under the Investments Law, meaning that we are eligible for accelerated depreciation with respect to certain tangible assets belonging to our Benefited Enterprise.

Should we not meet the requirements for maintaining these benefits, they may be reduced or cancelled and, among other things, our income deriving from the Eligible Projects (assuming we are profitable after offsetting losses) would be subject to Israeli corporate tax at the standard rate, which is set at 26.5% for 2014 and onwards. If these tax benefits are reduced or eliminated, the amount of taxes that we pay would likely increase, as all of our operations would consequently be subject to corporate tax at the standard rate, which could adversely affect our results of operations.

Taxation of Israeli Individual Shareholders on Receipt of Dividends. Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on our Ordinary Shares (other than bonus shares or share dividends) at a rate of 25% or 30% if the recipient of such dividend is a substantial shareholder (as defined below) at the time of distribution or at any time during the preceding 12-month period.

Taxation of Israeli Resident Corporations on Receipt of Dividends. Israeli resident corporations are generally exempt from Israeli corporate tax for dividends paid on our Ordinary Shares.

However, in the case of both Israeli individual shareholders and Israeli resident corporations, under the Investments Law, dividends distributed from taxable income accrued during the period of benefit of a Benefited Enterprise and which are attributable to a Benefited Enterprise are subject to tax at the rate of 20%, if the dividend is distributed during the tax benefit period under the Investment Law or within 12 years after that period. A weighted average rate may be set if the dividend is distributed from mixed types of income (regular and Benefited Enterprise income). This 20% tax rate similarly applies to dividends sourced from profits attributable to a Preferred Enterprise which are paid to Israeli resident individual shareholders, while such dividends paid to Israeli resident corporations are generally tax-exempt.

Taxation of Non-Israeli Shareholders on Receipt of Dividends. Non-residents of Israel are generally subject to Israeli income tax on the receipt of dividends paid on our Shares at the rate of 25% (or 30% if such person is a “substantial shareholder” at the time receiving the dividend or on any date in the 12 months preceding such date), which tax will be withheld at the source, unless a lower rate is provided in a tax treaty between Israel and the shareholder’s country of residence. If the income out of which the dividend is being paid is sourced from profits attributable to a Benefited Enterprise under the Investments Law, the rate is generally not more than 20%.

Under the US-Israel Tax Treaty, Israeli withholding tax on dividends paid to a US resident for treaty purposes may not, in general, exceed 25% or 15% in the case of dividends paid out of the profits of a Benefited Enterprise, subject to certain conditions. Where the recipient is a US corporation owning 10% or more of the voting stock of the paying corporation during the part of the paying corporation’s taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any) and the dividend is not paid from the profits of a Benefited Enterprise, the Israeli tax withheld may not exceed 12.5%, subject to certain conditions.

A “substantial shareholder” is generally a person who alone, or together with his relative or another person who collaborates with him on a regular basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an officer, receive assets upon liquidation, or instruct someone who holds any of the aforesaid rights regarding the manner in which he or she is to exercise such right(s), and all regardless of the source of such right.

A non-resident of Israel who receives dividends from which tax was withheld is generally exempt from the duty to file returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer, and the taxpayer has no other taxable sources of income in Israel.

Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders. Shareholders that are not Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale, exchange or disposition of our Shares, provided that such shareholders did not acquire their Shares prior to our initial public offering on the TASE and such gains were not derived from a permanent establishment or business activity of such shareholders in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemptions if one or more Israeli residents (a) have a controlling interest of 25% or more in such non-Israeli corporation or (b) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, under the U.S.-Israel Tax Treaty, the sale, exchange or disposition of our Shares by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) holding the Shares as a capital asset is exempt from Israeli capital gains tax unless (1) the shareholder holds, directly or indirectly, shares representing 10% or more of our voting capital during any part of the 12-month period preceding such sale, exchange or disposition; (2) the capital gains arising from such sale are attributable to a permanent establishment of the shareholder located in Israel; (3) a shareholder who is an individual is present in Israel for a period or periods aggregating 183 days or more during a taxable year. In either case, the sale, exchange or disposition of Shares would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, the U.S. resident would be permitted to claim a credit for the tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

U.S. Federal Income Tax Considerations

The following is a general summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Shares by U.S. Investors (as defined below) that hold such Shares as capital assets. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the regulations of the U.S. Department of the Treasury issued pursuant to the Code, or the Treasury Regulations, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This summary is for general information only and does not address all of the tax considerations that may be relevant to specific U.S. Investors in light of their particular circumstances or to U.S. Investors subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, tax-exempt entities, retirement plans, regulated investment companies, partnerships, dealers in securities, brokers, real estate investment trusts, certain former citizens or residents of the United States, persons who acquire Shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own (or are deemed to own, indirectly or by attribution) 10% or more of our shares or persons that generally mark their securities to market for U.S. federal income tax purposes). This summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.

 As used in this summary, the term “U.S. Investor” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or an electing trust that was in existence on August 19, 1996 and was treated as a domestic trust on that date, whose status as a U.S. Investor is not overwritten by an applicable tax treaty.

If an entity treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of Shares.

Prospective investors should be aware that this summary does not address the tax consequences to investors who are not U.S. Investors. Prospective investors should consult their own tax advisors as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of Shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Taxation of U.S. Investors

The discussions under “— Distributions,” and under “— Sale, Exchange or Other Disposition of Ordinary Shares” below assumes that we will not be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. However, we have not determined whether we will be a PFIC in 2015, and it is possible that we will be a PFIC in 2015 or in any subsequent year. For a discussion of the rules that would apply if we are treated as a PFIC, see the discussion under “— Passive Foreign Investment Company.”

Distributions. We have no current plans to pay dividends. To the extent we pay any dividends, a U.S. Investor will be required to include in gross income as a taxable dividend the amount of any distributions made on the Shares, including the amount of any Israeli taxes withheld, to the extent that those distributions are paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distributions in excess of our earnings and profits will be applied against and will reduce the U.S. Investor’s tax basis in its Shares and to the extent they exceed that tax basis, will be treated as gain from the sale or exchange of those Shares. If we were to pay dividends, we expect to pay such dividends in NIS; however, dividends paid to holders of our ADSs will be paid in U.S. Dollars. A dividend paid in NIS, including the amount of any Israeli taxes withheld, will be includible in a U.S. Investor’s income as a U.S. dollar amount calculated by reference to the exchange rate in effect on the date such dividend is received, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted to U.S. dollars on the date of receipt, a U.S. Investor generally will not recognize a foreign currency gain or loss. However, if the U.S. Investor converts the NIS into U.S. dollars on a later date, the U.S. Investor must include, in computing its income, any gain or loss resulting from any exchange rate fluctuations. The gain or loss will be equal to the difference between (i) the U.S. dollar value of the amount included in income when the dividend was received and (ii) the amount received on the conversion of the NIS into U.S. dollars. Such gain or loss will generally be ordinary income or loss and United States source for U.S. foreign tax credit purposes. U.S. Investors should consult their own tax advisors regarding the tax consequences to them if we pay dividends in NIS or any other non-U.S. currency.

Subject to certain significant conditions and limitations, including potential limitations under the United States-Israel income tax treaty, any Israeli taxes paid on or withheld from distributions from us and not refundable to a U.S. Investor may be credited against the investor’s U.S. federal income tax liability or, alternatively, may be deducted from the investor’s taxable income. This election is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. Investor or withheld from amounts paid to a U.S. Investor that year. Dividends paid on the Shares generally will constitute income from sources outside the United States and be categorized as “passive category income” or, in the case of some U.S. Investors, as “general category income” for U.S. foreign tax credit purposes.

Since the rules governing foreign tax credits are complex, U.S. Investors should consult their own tax advisor regarding the availability of foreign tax credits in their particular circumstances.

Dividends paid on the Shares will not be eligible for the “dividends-received” deduction generally allowed to corporate U.S. Investors with respect to dividends received from U.S. corporations.

Distributions treated as dividends that are received by an individual U.S. Investor from “qualified foreign corporations” generally qualify for a reduced maximum tax rate so long as certain holding period and other requirements are met. Dividends paid by us in a taxable year in which we are not a PFIC are expected to be eligible for the reduced maximum tax rate. However, any dividend paid by us in a taxable year in which we are a PFIC will be subject to tax at regular ordinary income rates. As mentioned above, we have not determined whether we are currently a PFIC or not.

Sale, Exchange or Other Disposition of Ordinary Shares. Subject to the discussion under “— Passive Foreign Investment Company” below, a U.S. Investor generally will recognize capital gain or loss upon the sale, exchange or other disposition of Shares in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Investor’s adjusted tax basis in such Shares. This capital gain or loss will be long-term capital gain or loss if the U.S. Investor’s holding period in the Shares exceeds one year. Preferential tax rates for long-term capital gain will apply to individual U.S. Investors. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for U.S. foreign tax credit purposes.

U.S. Investors should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving currency other than U.S. dollars upon the disposition of Shares.

Medicare Tax. In addition, certain U.S. persons, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Investors are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of Shares.

Passive Foreign Investment Company

In general, a corporation organized outside the United States will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of its assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in the public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Under the tests described above, whether or not we are a PFIC will be determined annually based upon the composition of our income and the composition and valuation of our assets, all of which are subject to change.

We believe that we were a PFIC for U.S. federal income tax purposes for years prior to 2009 and in 2011, 2012, and 2014. We were not a PFIC in 2009, 2010 and 2013, and we have not determined whether we will be a PFIC in 2015. Because the PFIC determination is highly fact intensive and made at the end of each taxable year, there can be no assurance that we will not be a PFIC in 2015 or in any subsequent year. Upon request, we will annually inform U.S. Investors if we and any of our subsidiaries were a PFIC with respect to the preceding year.

U.S. Investors should be aware of certain tax consequences of investing directly or indirectly in us if we are a PFIC. A U.S. Investor is subject to different rules depending on whether the U.S. Investor makes an election to treat us as a “qualified electing fund,” known as a QEF election, for the first taxable year that the U.S. Investor holds Shares, which is referred to in this disclosure as a “timely QEF election,” makes a “mark-to-market” election with respect to the Shares (if such election is available) or makes neither election.

QEF Election. A U.S. Investor who makes a timely QEF election, referred to in this disclosure as an “Electing U.S. Investor,” with respect to us must report for U.S. federal income tax purposes his pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing U.S. Investor. The “net capital gain” of a PFIC is the excess, if any, of the PFIC’s net long-term capital gains over its net short-term capital losses. The amount so included in income generally will be treated as ordinary income to the extent of such Electing U.S. Investor’s allocable share of the PFIC’s ordinary earnings and as long-term capital gain to the extent of such Electing U.S. Investor’s allocable share of the PFIC’s net capital gains. Such Electing U.S. Investor generally will be required to translate such income into U.S. dollars based on the average exchange rate for the PFIC’s taxable year with respect to the PFIC’s functional currency. Such income generally will be treated as income from sources outside the United States for U.S. foreign tax credit purposes. Amounts previously included in income by such Electing U.S. Investor under the QEF rules generally will not be subject to tax when they are distributed to such Electing U.S. Investor. The Electing U.S. Investor’s tax basis in Shares generally will increase by any amounts so included under the QEF rules and decrease by any amounts not included in income when distributed.

An Electing U.S. Investor will be subject to U.S. federal income tax on such amounts for each taxable year in which we are a PFIC, regardless of whether such amounts are actually distributed to such Electing U.S. Investor. However, an Electing U.S. Investor may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If an Electing U.S. Investor is an individual, any such interest will be treated as non-deductible “personal interest.”

Any net operating losses or net capital losses of a PFIC will not pass through to the Electing U.S. Investor and will not offset any ordinary earnings or net capital gain of a PFIC recognized by Electing U.S. Investors in subsequent years (although such losses would ultimately reduce the gain, or increase the loss, recognized by the Electing U.S. Investor on its disposition of the Shares).

So long as an Electing U.S. Investor’s QEF election with respect to us is in effect with respect to the entire holding period for Shares, any gain or loss recognized by such Electing U.S. Investor on the sale, exchange or other disposition of such Shares generally will be long-term capital gain or loss if such Electing U.S. Investor has held such Shares for more than one year at the time of such sale, exchange or other disposition. Preferential tax rates for long-term capital gain will apply to individual U.S. Investors. The deductibility of capital losses is subject to limitations.

A U.S. Investor makes a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto.  A QEF election generally may not be revoked without the consent of the IRS.  Upon request, we will annually furnish U.S. Investors with information needed in order to complete IRS Form 8621 (which form would be required to be filed with the IRS on an annual basis by the U.S. Investor) and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. A QEF election will not apply to any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Each U.S. Investor is encouraged to consult its own tax advisor with respect to tax consequences of a QEF election with respect to us.

Mark-to-Market Election. Alternatively, if our Shares are treated as “marketable stock,” a U.S. Investor would be allowed to make a “mark-to-market” election with respect to our Shares, provided the U.S. Investor completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Investor generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the Shares at the end of the taxable year over such holder’s adjusted tax basis in the Shares. The U.S. Investor would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Investor’s adjusted tax basis in the Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Investor’s tax basis in the Shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Investor, and any loss in excess of such amount will be treated as capital loss. Amounts treated as ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains.

Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable Treasury regulations. A class of stock is regularly traded on an exchange during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Our ADSs will be marketable stock as long as they remain listed on the Nasdaq Capital Market and are regularly traded. A mark-to-market election will not apply to our ADSs held by a U.S. Investor for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC unless our ADSs cease to be marketable.  A mark-to-market election generally may not be revoked without the consent of the IRS. Such election will not apply to any PFIC subsidiary that we own. Each U.S. Investor is encouraged to consult its own tax advisor with respect to the availability and tax consequences of a mark-to-market election with respect to our ADSs.

Default PFIC Rules. A U.S. Investor who does not make a timely QEF election or a mark-to-market election, referred to in this disclosure as a “Non-Electing U.S. Investor,” will be subject to special rules with respect to (a) any “excess distribution” (generally, the portion of any distributions received by the Non-Electing U.S. Investor on the Shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing U.S. Investor in the three preceding taxable years, or, if shorter, the Non-Electing U.S. Investor’s holding period for his Shares), and (b) any gain realized on the sale or other disposition of such Shares. Under these rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing U.S. Investor’s holding period for the Shares;

•	the amount allocated to the current taxable year and any year prior to us becoming a PFIC would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If a Non-Electing U.S. Investor who is an individual dies while owning our Shares, the Non-Electing U.S. Investor’s successor would be ineligible to receive a step-up in tax basis of the Shares. Non-Electing U.S. Investors are encouraged to consult their tax advisors regarding the application of the PFIC rules to their specific situation.

A Non-Electing U.S. Investor who wishes to make a QEF election for a subsequent year may be able to make a special “purging election” pursuant to Section 1291(d) of the Code. Pursuant to this election, a Non-Electing U.S. Investor would be treated as selling his or her stock for fair market value on the first day of the taxable year for which the QEF election is made. Any gain on such deemed sale would be subject to tax under the rules for Non-Electing U.S. Investors as discussed above. Non-Electing U.S. Investors are encouraged to consult their tax advisors regarding the availability of a “purging election” as well as other available elections.

To the extent a distribution on our Shares does not constitute an excess distribution to a Non-Electing U.S. Investor, such Non-Electing U.S. Investor generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are not allocated to excess distributions. The tax consequences of such distributions are discussed above under “— Taxation of U.S. Investors — Distributions.” Each U.S. Investor is encouraged to consult its own tax advisor with respect to the appropriate U.S. federal income tax treatment of any distribution on our Shares.

If we are treated as a PFIC for any taxable year during the holding period of a Non-Electing U.S. Investor, we will continue to be treated as a PFIC for all succeeding years during which the Non-Electing U.S. Investor is treated as a direct or indirect Non-Electing U.S. Investor even if we are not a PFIC for such years. A U.S. Investor is encouraged to consult its tax advisor with respect to any available elections that may be applicable in such a situation, including the “deemed sale” election of Code Section 1298(b)(1). In addition, U.S. Investors should consult their tax advisors regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of shares in a PFIC.

We may invest in the equity of foreign corporations that are PFICs or may own subsidiaries that own PFICs. U.S. Investors will be subject to the PFIC rules with respect to their indirect ownership interests in such PFICs, such that a disposition of the shares of the PFIC or receipt by us of a distribution from the PFIC generally will be treated as a deemed disposition of such shares or the deemed receipt of such distribution by the U.S. Investor, subject to taxation under the PFIC rules. There can be no assurance that a U.S. Investor will be able to make a QEF election or a mark-to-market election with respect to PFICs in which we invest. Each U.S. Investor is encouraged to consult its own tax advisor with respect to tax consequences of an investment by us in a corporation that is a PFIC.

The U.S. federal income tax rules relating to PFICs are complex. U.S. Investors are urged to consult their own tax advisors with respect to the purchase, ownership and disposition of Shares, any elections available with respect to such Shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of Shares.

Certain Reporting Requirements

Certain U.S. Investors are required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, and certain U.S. Investors may be required to file IRS Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, reporting transfers of cash or other property to us and information relating to the U.S. Investor and us. Substantial penalties may be imposed upon a U.S. Investor that fails to comply. Each U.S. Investor should consult its own tax advisor regarding these requirements.

Furthermore, certain U.S. Investors owning “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, which may include the Shares, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The IRS has issued guidance exempting “specified foreign financial assets” held in a financial account from reporting under this provision (although the financial account itself, if maintained by a foreign financial institution, may remain subject to this reporting requirement).  U.S. Investors are urged to consult their tax advisors regarding the application of these requirements to their ownership of the Shares.

If we are a PFIC, U.S. Holders may be required to file annual tax returns (including on Form 8621) containing such information as the U.S. Treasury requires.

Backup Withholding Tax and Information Reporting Requirements

Generally, information reporting requirements will apply to distributions on our Shares or proceeds on the disposition of our Shares paid within the United States (and, in certain cases, outside the United States) to U.S. Investors other than certain exempt recipients, such as corporations. Furthermore, backup withholding may apply to such amounts if the U.S. Investor fails to (i) provide a correct taxpayer identification number, (ii) report interest and dividends required to be shown on its U.S. federal income tax return, or (iii) make other appropriate certifications in the required manner. U.S. Investors who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding from a payment may be credited against a U.S. Investor’s U.S. federal income tax liability and such U.S. Investor may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

U.S. Investors should consult their own tax advisors concerning the tax consequences relating to the purchase, ownership and disposition of the Shares.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year December 31, 2013 have been so incorporated in reliance on the report of Kesselman and Kesselman, Certified Public Accountant (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain matters concerning this offering will be passed upon for us by Morrison & Foerster LLP, New York, New York.  The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Yigal Arnon & Co., Jerusalem, Israel. Certain legal matters related to the offering will be passed upon for the underwriters by Goodwin Procter, New York, New York.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus supplement, which means that information included in those reports is considered part of this prospectus.  Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement.  We incorporate by reference the following documents filed with the SEC and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

(1)  Our Annual Report on Form 20-F for the year ended December 31, 2013 filed on March 17, 2014; and

(2)  Our Current Reports on Form 6-K filed on March 17, 2014; May 20 and 30, 2014; June 11, 16 and 23, 2014; July 16, 2014; August 6, 14, 21 and 26, 2014; September 3, 17 and 22, 2014; October 31, 2014; November 3, 5 and 10, 2014; December 8, 12, 16, 23 and 24, 2014; January 6 and 14, 2015; February 9, 2015; March 2, 2015 and March 5, 2015.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein.  You should direct any requests for documents to:

BioLineRx Ltd. P.O. Box 45158, 19 Hartum Street Jerusalem 9777518, Israel Attention: Corporate Secretary Tel.: +972-2-548-9100 e-mail: info@BioLineRx.com

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.  Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you.  You should refer to the copy of such contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to this offering of securities.  This prospectus does not contain all of the information contained in the registration statement.  The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement.  Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents.  If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

In addition, we file reports with, and furnish information to, the SEC.  You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549.  You may call the SEC at 1-800-SEC-0330 for further information on this public reference room.  As a foreign private issuer, all documents which were filed after September 24, 2010 on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov.  These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services.  We also generally make available on our own web site (www.biolinerx.com) our quarterly and year-end financial statements as well as other information.

In addition, since our Ordinary Shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968.  On August 31, 2011, our shareholders approved a transition solely to U.S. reporting standards after listing our ADSs on the Nasdaq, in accordance with an applicable exemption under the Israel Securities Law.  Copies of our SEC filings and submissions are now submitted to the Israeli Securities Authority and the TASE.  Such copies can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

We maintain a corporate website at www.biolinerx.com.  Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.  We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel.  Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, all of whom reside outside of the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all the assets of all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Yigal Arnon & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel.  Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process.  Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel.  The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency.  Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time.  Judgment creditors must bear the risk of unfavorable exchange rates.

$75,000,000

AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES
ORDINARY SHARES
DEBT SECURITIES
WARRANTS TO PURCHASE AMERICAN DEPOSITARY SHARES
UNITS
______________________________

We may offer from time to time, in one or more series:

•	American Depositary Shares (“ADSs”);

•	ordinary shares;

•	debt securities;

•	warrants to purchase ADSs; and

•	units consisting of two or more of these classes or series of securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The specific plan of distribution for any securities to be offered will be provided in a prospectus supplement. If we use agents, underwriters or dealers to sell these securities, a prospectus supplement will name them and describe their compensation.

The specific terms of any securities to be offered will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you make an investment decision.

Our ADSs are quoted on the Nasdaq Capital Market under the symbol “BLRX.” On August 8, 2012, the closing price of our ADSs on the Nasdaq Capital Market was US$2.69 per ADS.

Our ordinary shares currently trade on the Tel Aviv Stock Exchange under the symbol “BLRX.”  On August 8, 2012, the last reported sale price of our ordinary shares was NIS 1.10, or $0.28 per share (based on the exchange rate reported by the Bank of Israel on such date).

______________________________

Investing in our securities involves a high degree of risk.  See “Risk Factors” contained in the applicable prospectus supplement or the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

______________________________

The date of this prospectus is August 14, 2012

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not offering to sell or solicit any security other than the ADSs, ordinary shares, debt securities, warrants to purchase ADSs and units offered by this prospectus.  In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction.  The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our securities.  Our business, financial condition, results of operations and prospects may have changed since that date.

We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information and from reports we commissioned.  We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

______________________________

Unless the context otherwise requires, all references to “BioLineRx,” “we,” “us,” “our,” the “Company” and similar designations refer to BioLineRx Ltd. and its wholly-owned subsidiaries: BioLine Innovations Jerusalem Ltd., or BIJ Ltd.; BioLine Innovations Jerusalem Limited Partnership, or BIJ L.P.; and BioLineRx USA, Inc., or BioLineRx USA.

i

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our ADSs or our ordinary shares. You should read this summary together with the entire prospectus, including the risks related to our most advanced therapeutic candidates, BL-1020, BL-1040, BL-5010, BL-1021 and BL-7040, our business, our industry, investing in our ordinary shares and our location in Israel, that we describe under “Risk Factors,” and our consolidated financial statements and the related notes, which are incorporated by reference herein, before making an investment in our ordinary shares.

Our Business

We are a clinical stage biopharmaceutical development company dedicated to identifying, in-licensing and developing therapeutic candidates that have advantages over currently available therapies or that address unmet medical needs. Our current development pipeline consists of five clinical-stage therapeutic candidates: BL-1020, an orally available drug that we believe may be the first antipsychotic therapeutic to improve cognitive function in schizophrenia patients; BL-1021, a new chemical entity in development for the treatment of neuropathic pain, or pain that results from damage to nerve fibers; BL-1040, a novel polymer solution for use in the prevention of cardiac remodeling following an acute myocardial infarction, or AMI; BL-5010, a novel formulation for the non-surgical removal of skin lesions; and BL-7040, an oligonucleotide for the treatment of Inflammatory Bowel Disease (IBD). In addition, we have 11 therapeutic candidates in the preclinical stages of development. We generate our pipeline by systematically identifying, rigorously validating and in-licensing therapeutic candidates that we believe exhibit a relatively high probability of therapeutic and commercial success. None of our therapeutic candidates has been approved for marketing and, to date, there have been no commercial sales of any of our therapeutic candidates. Our strategy includes commercializing our therapeutic candidates through out-licensing arrangements with biotechnology and pharmaceutical companies and evaluating, on a case-by-case basis, the commercialization of our therapeutic candidates independently.

Our Product Pipeline

The table below summarizes our current pipeline of therapeutic candidates, as well as the target indication and status of each candidate.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents filed with the SEC and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1) Our Annual Report on Form 20-F for the year ended December 31, 2011; and

(2) Our Current Reports on Form 6-K filed April 5, 2012, April 25, 2012, May 15, 2012, June 5, 2012 and July 9, 2012.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to:

BioLineRx Ltd.
P.O. Box 45158, 19 Hartum Street
Jerusalem 91450, Israel
Attention: Corporate Secretary
Tel.: +972-2-548-9100
e-mail: info@BioLineRx.com

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to this offering of securities.  This prospectus does not contain all of the information contained in the registration statement.  The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement.  Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents.  If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

In addition, we file reports with, and furnish information to, the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after September 24, 2010 on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services.  We also generally make available on our own web site (www.biolinerx.com) our quarterly and year-end financial statements as well as other information.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968.  On August 31, 2011, our shareholders approved a transition solely to U.S. reporting standards after listing our ADSs on the Nasdaq Capital Market, in accordance with an applicable exemption under the Israel Securities Law.  Copies of our SEC filings and submissions are now submitted to the Israeli Securities Authority and the TASE.  Such copies can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

We maintain a corporate website at www.biolinerx.com.  Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.  We have included our website address in this prospectus solely as an inactive textual reference.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements and information that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  You should not put undue reliance on any forward-looking statements.  Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the initiation, timing, progress and results of our preclinical studies, clinical trials, and other therapeutic candidate development efforts;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•	our receipt of regulatory approvals for our therapeutic candidates, and the timing of other regulatory filings and approvals;

•	the clinical development, commercialization, and market acceptance of our therapeutic candidates;

•	our ability to establish and maintain corporate collaborations;

•	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

•	the implementation of our business model, strategic plans for our business and therapeutic candidates;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	competitive companies, technologies and our industry; and

•	statements as to the impact of the political and security situation in Israel on our business.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes.

EXCHANGE RATE INFORMATION

We prepare our financial statements in NIS.  No representation is made that the NIS amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

Fluctuations in the exchange rates between the NIS and the U.S. dollar will affect the dollar amounts received by owners of our ordinary shares on payment of dividends, if any, paid in NIS.

The following table sets forth information regarding the exchange rates of U.S. dollars per NIS for the periods indicated.  Average rates are calculated by using the daily representative rates as reported by the Bank of Israel on the last day of each month during the periods presented.

	NIS per U.S. $
Year Ended December 31,	High	Low	Average	Period End
2011	3.821	3.363	3.578	3.821
2010	3.894	3.549	3.730	3.549
2009	4.256	3.690	3.923	3.775
2008	4.022	3.230	3.586	3.802
2007	4.342	3.830	4.110	3.846

The following table sets forth the high and low daily representative rates for the NIS as reported by the Bank of Israel for each of the prior six months.

	NIS per U.S. $
Month	High	Low	Average	Period End
August 2012 (through August 8, 2012)	4.007	3.970	3.988	3.997
July 2012	4.084	3.913	3.985	3.997
June 2012	3.947	3.856	3.893	3.923
May 2012	3.881	3.768	3.826	3.881
April 2012	3.769	3.715	3.750	3.750
March 2012	3.814	3.715	3.767	3.715
February 2012	3.803	3.700	3.740	3.766

On August 8, 2012, the closing representative rate was $1.00 to NIS 3.997, as reported by the Bank of Israel.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been trading on the TASE under the symbol “BLRX” since February 2007.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares on the TASE in NIS and U.S. dollars.  U.S. dollar per ordinary share amounts are calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel.

	NIS		U.S.$
	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low
Annual:
2011	3.24	1.13	0.91	0.30
2010	4.75	2.86	1.26	0.80
2009	5.68	0.86	1.53	0.23
2008	4.25	0.69	1.10	0.17
2007 (from February 8, 2007)	6.65	3.80	1.57	0.89
Quarterly:
Second Quarter 2012	1.12	0.89	0.30	0.23
First Quarter 2012	2.12	1.06	0.56	0.28
Fourth Quarter 2011	1.48	1.14	0.41	0.30
Third Quarter 2011	1.92	1.13	0.56	0.30
Second Quarter 2011	2.54	1.58	0.74	0.45
First Quarter 2011	3.24	2.15	0.91	0.60
Fourth Quarter 2010	3.59	2.86	0.99	0.80
Third Quarter 2010	3.82	3.21	1.01	0.87
Second Quarter 2010	4.69	3.00	1.27	0.78
First Quarter 2010	4.75	3.80	1.26	1.03
Most Recent Six Months:
August 2012 (through August 8, 2012)	1.16	1.10	0.29	0.28
July 2012	1.18	0.95	0.30	0.24
June 2012	0.97	0.90	0.25	0.23
May 2012	1.11	0.89	0.26	0.23
April 2012	1.12	1.01	0.30	0.27
March 2012	1.21	1.06	0.32	0.28
February 2012	1.87	1.21	0.50	0.32

On August 8, 2012, the last reported sales price of our ordinary shares on the TASE was NIS 1.10 per share, or $0.28 per share (based on the exchange rate reported by the Bank of Israel for such date).  On August 8, 2012 the exchange rate of the NIS to the dollar was $1.00 = NIS 3.997, as reported by the Bank of Israel.  As of August 8, 2012 there were three shareholders of record of our ordinary shares.  The number of record holders is not representative of the number of beneficial holders of our ordinary shares.

PRICE RANGE OF OUR ADSs

Our ADSs have been trading on the Nasdaq Capital Market under the symbol “BLRX” since July 2011.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ADSs on the Nasdaq Capital Market in U.S. dollars.

	U.S.$
	Price Per ADS
	High	Low
Annual:
2011 (from July 25, 2011)	5.59	2.75
Quarterly:
Second Quarter 2012	2.85	2.30
First Quarter 2012	5.55	2.75
Fourth Quarter 2011	4.21	3.01
Third Quarter 2011(from July 25, 2011)	5.59	2.75
Most Recent Six Months:
August 2012 (through August 8, 2012)	2.85	2.60
July 2012	3.00	2.41
June 2012	2.57	2.30
May 2012	2.81	2.32
April 2012	2.85	2.64
March 2012	3.27	2.75
February 2012	4.44	3.03

On August 8, 2012, the last reported sales price of our ADSs on the Nasdaq Capital Market was $2.69 per ADS.  As of August 8, 2012 there was one shareholder of record of our ADSs.  The number of record holders is not representative of the number of beneficial holders of our ADSs.

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents our consolidated ratios of earnings to fixed charges for each of the periods indicated. Where the ratio indicates coverage of less than a 1:1 ratio, we have disclosed the amount (in thousands of NIS) of the deficiency, i.e., the additional earnings required to achieve a 1:1 ratio. We computed these ratios by dividing earnings by fixed charges. For this purpose, earnings consist of earnings before income taxes and non-controlling interests plus fixed charges. Fixed charges consist of interest expense, whether capitalized or expensed.

Year Ended December 31,					Three Months Ended March 31,
2007	2008	2009	2010	2011	2012
(59,419)	(114,849)	(61,518)	24.58x	(50,186)	(17,932)

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our Articles of Association are summaries and do not purport to be complete.

Ordinary Shares

At August 8, 2012, our authorized share capital consists of 750,000,000 ordinary shares, par value NIS 0.01 per share, of which 176,101,957 shares are issued and outstanding as of August 8, 2012.

All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable.  Our ordinary shares are not redeemable and do not have any preemptive rights.  Pursuant to Israeli securities laws, a company whose shares are traded on the TASE may not have more than one class of shares (subject to an exception which is not applicable to us), and all outstanding shares must be validly issued and fully paid.  Shares and convertible securities may not be issued without the consent of the Israeli Securities Authority and all outstanding shares must be registered for trading on the TASE.

Registration Number and Purposes of the Company

Our number with the Israeli Registrar of Companies is 513398750.  Our purpose appears in our Articles of Association and includes every lawful purpose.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded.  The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights in the election of directors.  As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors.

Pursuant to our Articles of Association, other than the external directors, for whom special election requirements apply under the Israeli Companies Law, our directors are elected at a general or special meeting of our shareholders and serve on the Board of Directors until they are removed by the majority of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our Articles of Association.  In addition, our Articles of Association allow our Board of Directors to appoint directors to fill vacancies on the Board of Directors to serve until the next general meeting or special meeting, or earlier if required by our Articles of Association or applicable law.  We have held elections for each of our non-external directors at each annual meeting of our shareholders since our initial public offering in Israel.  External directors are elected for an initial term of three years and may be removed from office pursuant to the terms of the Israeli Companies Law.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings.  Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise.  Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our Board of Directors.

Pursuant to the Israeli Companies Law, we may only distribute dividends from, our profits accrued over the previous two years, as defined in the Israeli Companies Law, according to our then last reviewed or audited financial reports, provided that the date of the financial reports is not more than six months prior to the date of distribution, or we may distribute dividends with court approval.  In each case, we are only permitted to pay a dividend if there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings.  This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be no later than 15 months after the date of the previous annual general meeting.  All meetings other than the annual general meeting of shareholders are referred to as special meetings.  Our Board of Directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine.  In addition, the Israeli Companies Law and our Articles of Association provide that our Board of Directors is required to convene a special meeting upon the written request of (a) any two of our directors or one quarter of our Board of Directors or (b) one or more shareholders holding, in the aggregate, either (1) 5% of our outstanding shares and 1% of our outstanding voting power or (2) 5% of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting.  Furthermore, the Israeli Companies Law and our Articles of Association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our Articles of Association;
•	appointment or termination of our auditors;
•	appointment of directors and appointment and dismissal of external directors;
•	approval of acts and transactions requiring general meeting approval pursuant to the Israeli Companies Law;
•	director compensation, indemnification and change of the principal executive officer;
•	increases or reductions of our authorized share capital;
•	a merger; and
•
the exercise of our Board of Director’s powers by a general meeting, if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Israeli Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent.  Consequently, our Articles of Association does not allow shareholders to approve corporate matters by written consent.

Voting Rights

Quorum Requirements

Pursuant to our Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.  The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights.  A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting.  At the reconvened meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

•	an appointment or removal of directors;
•	an approval of transactions with office holders or interested or related parties;
•
an approval of a merger or any other matter in respect of which there is a provision in the articles of association providing that decisions of the general meeting may also be passed by written ballot;

•
authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority; and

•	other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote.  Our Articles of Association provides that our Board of Directors may prevent voting by means of a written ballot and this determination is required to be stated in the notice convening the general meeting.

The Israeli Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power.  This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of related party transactions.  A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder.  In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under the company’s articles of association, can appoint or prevent the appointment of an office holder, is required to act with fairness towards the company.  The Israeli Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Resolutions

Unless otherwise stated under the Israeli Companies Law, or provided in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution.  Under the Israeli Companies Law, unless otherwise provided in a company’s articles of association or under applicable law, all resolutions of the shareholders of a company require a simple majority.  A resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the Israeli Securities Authority.  Any of our shareholders may request access to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Israeli Companies Law.  We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Modification of Class Rights

The rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by unanimous written consent of the holders of the issued shares of that class, or by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company.  A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class.  If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer, except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within three months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court.  If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met.  This rule does not apply if there is already another holder of at least 25% of the voting rights in the company.  Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders.  A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, a majority of each party’s shares voted on the proposed merger at a Shareholders’ meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger.  If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights.  As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares.  In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares.  The authorization of a new class of shares will require an amendment to our Articles of Association which requires the prior approval of the holders of a majority of our shares at a general meeting.  In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights.  Shareholders voting in such meeting will be subject to the restrictions provided in the Israeli Companies Law as described above in “—Voting Rights.”

Borrowing Powers

Pursuant to the Israeli Companies Law and our Articles of Association, our Board of Directors may exercise all powers and take all actions that are not required under law or under our Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our Articles of Association enable us to increase or reduce our share capital.  Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital.  In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our Board of Directors and court approval.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares in Israel is Bank Leumi Nominee Company Ltd. (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.).  The Depositary and Registrar for the ADSs is The Bank of New York Mellon.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Each of our ADSs represents 10 of our ordinary shares. Our ADSs will trade on the Nasdaq Capital Market.

The form of the deposit agreement for the ADS and the form of American Depositary Receipt (ADR) that represents an ADS have been incorporated by reference as exhibits to this registration statement on Form F-1. Copies of the deposit agreement are available for inspection at the principal office of The Bank of New York Mellon, located at 101 Barclay Street, New York, New York 10286, and at the principal office of our custodians, Bank Leumi Le-Israel, 34 Yehuda Halevi St., Tel-Aviv 65546, Israel and Bank Hapoalim B.M., 104 Hayarkon Street, Tel Aviv 63432, Israel.

Dividends, Other Distributions and Rights

Amounts distributed to ADS holders will be reduced by any taxes or other governmental charges required to be withheld by the custodian or the Depositary. If the Depositary determines that any distribution in cash or property is subject to any tax or governmental charges that the Depositary or the custodian is obligated to withhold, the Depositary may use the cash or sell or otherwise dispose of all or a portion of that property to pay the taxes or governmental charges. The Depositary will then distribute the balance of the cash and/or property to the ADS holders entitled to the distribution, in proportion to their holdings.

Cash dividends and cash distributions

The Depositary will convert into dollars all cash dividends and other cash distributions that it or the custodian receives in a foreign currency. The Depositary will distribute to the ADS holders the amount it receives, after deducting any currency conversion expenses. If the Depositary determines that any foreign currency it receives cannot be converted and transferred on a reasonable basis, it may distribute the foreign currency (or an appropriate document evidencing the right to receive the currency), or hold that foreign currency uninvested, without liability for interest, for the accounts of the ADS holders entitled to receive it.

Distributions of ordinary shares

If we distribute ordinary shares as a dividend or free distribution, the Depositary may, with our approval, and will, at our request, distribute to ADS holders new ADSs representing the ordinary shares. The Depositary will distribute only whole ADSs. It will sell the ordinary shares that would have required it to use fractional ADSs and then distribute the proceeds in the same way it distributes cash. If the Depositary deposits the ordinary shares but does not distribute additional ADSs, the existing ADSs will also represent the new ordinary shares.

If holders of ordinary shares have the option of receiving a dividend in cash or in shares, we may also grant that option to ADS holders.

Other distributions

If the Depositary or the custodian receives a distribution of anything other than cash or shares, the Depositary will distribute the property or securities to the ADS holder, in proportion to such holder’s holdings. If the Depositary determines that it cannot distribute the property or securities in this manner or that it is not feasible to do so, then, after consultation with us, it may distribute the property or securities by any means it thinks is equitable and practical, or it may sell the property or securities and distribute the net proceeds of the sale to the ADS holders.

Rights to subscribe for additional ordinary shares and other rights

If we offer our holders of ordinary shares any rights to subscribe for additional ordinary shares or any other rights, the Depositary will, if requested by us:

•	make the rights available to all or certain holders of ADSs, by means of warrants or otherwise, if lawful and practically feasible; or
•	if it is not lawful or practically feasible to make the rights available, attempt to sell those rights or warrants or other instruments.

In that case, the Depositary will allocate the net proceeds of the sales to the account of the ADS holders entitled to the rights. The allocation will be made on an averaged or other practicable basis without regard to any distinctions among holders.

If registration under the Securities Act is required in order to offer or sell to the ADS holders the securities represented by any rights, the Depositary will not make the rights available to ADS holders unless a registration statement is in effect or such securities are exempt from registration. We do not, however, have any obligation to file a registration statement or to have a registration statement declared effective. If the Depositary cannot make any rights available to ADS holders and cannot dispose of the rights and make the net proceeds available to ADS holders, then it will allow the rights to lapse, and the ADS holders will not receive any value for them.

Voting of the underlying shares

Under the deposit agreement, an ADS holder is entitled, subject to any applicable provisions of Israeli law, our articles of association and bylaws and the deposited securities, to exercise voting rights pertaining to the shares represented by its ADSs. The Depositary will send to ADS holders such information as is contained in the notice of meeting that the Depositary receives from us, as well as a statement that holders of as the close of business on the specified record date will be entitled to instruct the Depositary as to the exercise of voting rights and a statement as to the manner in which the such instructions may be given.

Changes affecting deposited securities.

 If there is any change in nominal value or any split - up, consolidation, cancellation or other reclassification of deposited securities, or any recapitalization, reorganization, business combination or consolidation or sale of assets involving us, then any securities that the Depositary receives in respect of deposited securities will become new deposited securities. Each ADS will automatically represent its share of the new deposited securities, unless the Depositary delivers new ADSs as described in the following sentence. The Depositary may, with our approval, and will, at our request, distribute new ADSs or ask ADS holders to surrender their outstanding ADSs in exchange for new ADSs describing the new deposited securities.

Amendment of the deposit agreement

The Depositary and we may agree to amend the form of the ADSs and the deposit agreement at any time, without the consent of the ADS holders. If the amendment adds or increases any fees or charges (other than taxes or other governmental charges) or prejudices an important right of ADS holders, it will not take effect as to outstanding ADSs until three months after the Depositary has sent the ADS holders a notice of the amendment. At the expiration of that three-month period, each ADS holder will be considered by continuing to hold its ADSs to agree to the amendment and to be bound by the deposit agreement as so amended. The Depositary and we may not amend the deposit agreement or the form of ADSs to impair the ADS holder’s right to surrender its ADSs and receive the ordinary shares and any other property represented by the ADSs, except to comply with mandatory provisions of applicable law.

Termination of the deposit agreement

The Depositary will terminate the deposit agreement if we ask it to do so and will notify the ADS holders at least 30 days before the date of termination. The Depositary may also terminate the deposit agreement if it resigns and a successor depositary has not been appointed by us and accepted its appointment within 60 days after the Depositary has given us notice of its resignation. After termination of the deposit agreement, the Depositary will no longer register transfers of ADSs, distribute dividends to the ADS holders, accept deposits of ordinary shares, give any notices, or perform any other acts under the deposit agreement whatsoever, except that the Depositary will continue to:

•	collect dividends and other distributions pertaining to deposited securities;

•	sell rights as described under the heading “Dividends, other distributions and rights — Rights to subscribe for additional shares and other rights” above; and

•
deliver deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs.

Four months after termination, the Depositary may sell the deposited securities and hold the proceeds of the sale, together with any other cash then held by it, for the pro rata benefit of ADS holders that have not surrendered their ADSs. The Depositary will not have liability for interest on the sale proceeds or any cash it holds.

Charges of Depositary

We will pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any registrar only in accordance with agreements in writing entered into between us and the Depositary from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or deposited ordinary shares or a distribution of ADSs pursuant to the terms of the deposit agreement):

•	taxes and other governmental charges;

•	any applicable transfer or registration fees;

•	certain cable, telex and facsimile transmission charges as provided in the Deposit Agreement;

•	any expenses incurred in the conversion of foreign currency;

•	a fee of $5.00 or less per 100 ADSs (or a portion thereof) for the execution and delivery of ADSs and the surrender of ADSs;

•	a fee of $.05 or less per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement;

•	a fee for the distribution of securities pursuant to the Deposit Agreement;

•	in addition to any fee charged under clause 6, a fee of $.05 or less per ADS (or portion thereof) per annum for depositary services, which will be payable as provided in clause 10 below;

•	a fee for the distribution of proceeds of rights that the Depositary sells pursuant to the Deposit Agreement; and

•	any other charges payable by the Depositary, any of the Depositary's agents, or the agents of the Depositary's agents in connection with the servicing of Shares or other Deposited Securities.

The Depositary may own and deal in our securities and in our ADSs.

Liability of Holders for Taxes, Duties or Other Charges

Any tax or other governmental charge with respect to ADSs or any deposited ordinary shares represented by any ADR shall be payable by the holder of such ADR to the Depositary. The Depositary may refuse to effect transfer of such ADR or any withdrawal of deposited ordinary shares represented by such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the applicable prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution, acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended.  We have entered into an indenture between us and The Bank of New York Mellon, to act as trustee, pursuant to which we may issue multiple series of debt securities from time to time. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default — Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. A copy of the indenture is attached as an exhibit to the registration statement of which this prospectus is a part. We will file a supplemental indenture with the SEC prior to the commencement of any debt offering, at which time the supplemental indenture would be publicly available.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	whether any interest may be paid by issuing additional securities of the same series in lieu of cash (and the terms upon which any such interest may be paid by issuing additional securities);

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•
whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to the Borough of Manhattan in the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued (if other than $1,000 and any integral multiple thereof for registered securities);

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•	any special Israeli and/or U.S. federal income tax implications, including, if applicable, Israeli and/or U.S. federal income tax considerations relating to original issue discount;

•
whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	whether the debt securities are secured or unsecured and the terms of any security interests;

•	the listing, if any, on a securities exchange; and

•	any other terms.

General

The indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement (“offered debt securities”) may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities”. The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the particular prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the applicable prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the applicable prospectus supplement.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.

Book-Entry Holders

We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security will be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•
An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•
An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•
An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•
The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•
An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

•
DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•
Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of legal holders and street name investors under “Issuance of Securities in Registered Form” above.

The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest (either in cash or by delivery of additional indenture securities, as applicable) to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Special Considerations for Global Securities.”

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed (or additional securities issued) on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any cash amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the United States, on the due date.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following:

•	We do not pay interest on a debt security of the series within 30 days of its due date.

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date.

•	We do not deposit any sinking fund payment in respect of debt securities of the series within 2 business days of its due date.

•
We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series if (1) we have deposited with the trustee all amounts due and owing with respect to the securities, and (2) no other Events of Default are continuing.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•
The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities or else specifying any default.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities.

•
The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

•	We must deliver certain certificates and documents to the trustee.

•	We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of, or interest on, a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•
modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

•
If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•
For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

•
For debt securities whose principal amount is not known (for example, because it is based on an index), we will use the principal face amount at original issuance or a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we, any other obligor, or any affiliate of us or any obligor own such debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. However, the record date may not be more than 30 days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

Under current United States federal tax law and the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “Indenture Provisions — Subordination” below. In order to achieve covenant defeasance, we must do the following:

•
If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments.

•
We must deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•
We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

•	Defeasance must not result in a breach of the indenture or any of our other material agreements.

•	Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•
If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments.

•
We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•
We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

•	Defeasance must not result in a breach of the indenture or any of our other material agreements.

•	Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions — Subordination”.

Form, Exchange and Transfer of Certificated Registered Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons, and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed and as long as the denomination is greater than the minimum denomination for such securities.

Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series and has accepted such appointment. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions — Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Designated Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Designated Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Designated Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Designated Senior Indebtedness or on their behalf for application to the payment of all the Designated Senior Indebtedness remaining unpaid until all the Designated Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Designated Senior Indebtedness. Subject to the payment in full of all Designated Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Designated Senior Indebtedness to the extent of payments made to the holders of the Designated Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities or the holders of any indenture securities that are not Designated Senior Indebtedness or subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Designated Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•
our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed, that we have designated as “Designated Senior Indebtedness” for purposes of the indenture and in accordance with the terms of the indenture (including any indenture securities designated as Designated Senior Indebtedness), and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Designated Senior Indebtedness and of our other indebtedness outstanding as of a recent date.

Secured Indebtedness

Certain of our indebtedness, including certain series of indenture securities, may be secured. The prospectus supplement for each series of indenture securities will describe the terms of any security interest for such series and will indicate the approximate amount of our secured indebtedness as of a recent date. In the event of a distribution of our assets upon our insolvency, the holders of unsecured indenture securities may recover less, ratably, than holders of any of our secured indebtedness.

The Trustee under the Indenture

The Bank of New York Mellon will serve as the trustee under the indenture.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our ADSs. We may issue warrants independently of or together with ordinary shares (including ordinary shares represented by ADSs) offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, ordinary shares (including ordinary shares represented by ADSs). Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants. The following summaries of certain provisions of the warrant agreements and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrant certificates relating to each series of warrants which we will file with the SEC and incorporate by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of any series of warrants.

General

The applicable prospectus supplement will describe the terms of the warrants, including as applicable:

•	the offering price;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the warrants and the exercise price;

•	the number of warrants being offered;

•	the date, if any, after which the warrants and the underlying securities will be transferable separately;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire (the “Expiration Date”);

•	the number of warrants outstanding, if any;

•	any material Israeli and/or U.S. federal income tax consequences;

•	the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants will be offered and exercisable for US dollars only and will be in registered form only.

Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants to purchase ordinary shares will not have any rights of holders of ordinary shares, including the right to receive payments of dividends, if any, or to exercise any applicable right to vote.

Certain Risk Considerations

Any warrants we issue will involve a degree of risk, including risks arising from fluctuations in the price of the underlying ordinary shares or debt securities and general risks applicable to the securities market (or markets) on which the underlying securities trade, as applicable. Prospective purchasers of the warrants will need to recognize that the warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their warrants. This risk reflects the nature of a warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a warrant at any time is expected to increase if the price of or, if applicable, dividend rate on, the underlying securities increases. Conversely, the trading price of a warrant is expected to decrease as the time remaining to expiration of the warrant decreases and as the price of or, if applicable, dividend rate on, the underlying securities, decreases. Assuming all other factors are held constant, the more a warrant is “out-of-the-money” (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the warrant expires to an extent sufficient to cover a purchaser’s cost of the warrant, the purchaser will lose all or part of his or her investment in the warrant upon expiration.

In addition, prospective purchasers of the warrants should be experienced with respect to options and option transactions, should understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the warrants in light of their particular financial circumstances and the information discussed in this prospectus and, if applicable, the prospectus supplement. Before purchasing, exercising or selling any warrants, prospective purchasers and holders of warrants should carefully consider, among other things:

•	the trading price of the warrants;

•	the price of the underlying securities at that time;

•	the time remaining to expiration; and

•	any related transaction costs.

Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

Purchasers of the warrants should further consider that the initial offering price of the warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the warrants will trade in the secondary market or whether any such market will be liquid. We may, but will not be obligated to, file an application to list any warrants on a United States national securities exchange. To the extent that any warrants are exercised, the number of warrants outstanding will decrease, which may result in a lessening of the liquidity of the warrants. Finally, the warrants will constitute our direct, unconditional and unsecured obligations, and as such will be subject to any changes in our perceived creditworthiness.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase that number or amount of underlying securities, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.

Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying securities purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.

DESCRIPTION OF UNITS

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase ADSs. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	any material Israeli and/or U.S. federal income tax consequences; and

•	how, for Israeli and/or U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly to investors; or

•	through agents.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

As applicable, we and our respective underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities by us, including:

•	the names of any underwriters, dealers or agents;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us, or borrowed from us, or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers

If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship and will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell the securities through agents from time to time. When we sell securities through agents, the prospectus supplement will name any agent involved in the offer or sale of securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Stabilization Activities

In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our shareholders. We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Market

It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year December 31, 2011 have been so incorporated in reliance on the report of Kesselman and Kesselman, Certified Public Accountant (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Morrison & Foerster LLP, New York, New York.  The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Yigal Arnon & Co., Jerusalem, Israel.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel.  Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Yigal Arnon & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel.  Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process.  Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel.  The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency.  Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time.  Judgment creditors must bear the risk of unfavorable exchange rates.

                       American Depositary Shares Representing                        Ordinary Shares

PROSPECTUS SUPPLEMENT

JMP Securities